Exhibit 10.25

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

APPROVED FOR PUBLIC
RELEASE, DISTRIBUTION
UNLIMITED

SUBCONTRACT AGREEMENT

COST PLUS FIXED FEE (Federal)

SELLER: Houston Mechatronics, Inc.	SUBCONTRACT NO: [redacted]
ADDRESS: 17146 Feathercraft Lane Webster, TX 77598	DEFENSE PRIORITY ALLOCATION SYSTEM (DPAS) RATING: N/A
Attn: Reg Berka (281)-788-8462 e-mail: rberka@houstonmechatronics.com	ESTIMATED COST AND FEE: [redacted]

INTRODUCTION

This Subcontract, effective **August 10, 2021** is made between [redacted] (hereinafter known as [redacted] or "Buyer") and Houston Mechatronics, Inc. (hereinafter known as "Seller"). The work to be performed by Seller under this Subcontract will support [redacted] work under Prime Contract No. [redacted] that has been issued by [redacted] The work defined in Attachment I (Statement of Work and Schedule) shall be performed on a Cost Plus Fixed Fee Completion basis in accordance with this Schedule A (Specific Terms and Conditions), and any document referenced herein.

SCHEDULE A – SPECIFIC TERMS AND CONDITIONS

1.0 PERIOD OF PERFORMANCE

The period of performance for this Subcontract is **8/10/2021** through **12/20/2022**, unless amended in writing by mutual agreement of the parties. Seller is not obligated to continue work or provide services and [redacted] is not obligated to compensate Seller for work performed or expenses incurred or committed before or after these dates.

Notwithstanding the foregoing, Seller is entitled to all reasonable, allowable, and allocable pre-Subcontract costs incurred in good faith in support of this effort beginning on 21 May 2021 through August 10, 2021. Upon bilateral execution of this Agreement, Seller shall submit an invoice to [redacted] for these pre-Subcontract costs in accordance with Article 3.0 hereunder, which [redacted] shall pay in accordance with Article 4.0 hereunder.

1.1 OPTIONS TO EXTEND TERM

Leidos may exercise the options below to extend the period of performance by giving written notice to the Seller before the end of the then current period of performance:

- Phase 2: 18 months – Not Executed
- Option 1: Not Exercised

2.0 ESTIMATED COST AND FEE

The total estimated cost and fixed fee for the work to be performed under this Subcontract are:

Period of Performance	Estimated Cost ($)	Fee ($)	Cost Plus Fixed Fee ($)
Phase 1 Period 21 May, 2021 – December 20, 2022	[redacted]	[redacted]	[redacted]
Phase 2 (Not Executed) 18 Months POP	[redacted]	[redacted]	[redacted]

FFP Phase / Period of Performance	Firm Fixed Price ($)
Phase 1 [redacted] June 21, 2021 – December 20,2022	[redacted]
Phase 2 [redacted] Not Executed)	[redacted]
Option 1 (Not Exercised)	[redacted]

[redacted]

[redacted]

2.1 FUNDING

This Subcontract is currently funded in the amount of [redacted]. Unless modified in writing by mutual agreement of the parties, Seller is not obligated to incur expenses or make commitments in excess of the Subcontract funded amount, and [redacted]s not obligated to compensate Seller beyond such amount. Seller shall provide the required notices set forth in FAR 52.232.22, Limitation of Funds. The foregoing notification requirement applies to each increment of funds provided to Seller under this Subcontract.

	Funded Amount ($)
CPFF	[redacted]
FFP	
TOTAL	

2.2 COST ESTIMATES

Each month, by the 10th calendar day of the month, or the Friday after if the 10th falls on a weekend, the Seller is to provide spending plans with their actuals by month and cost estimates of out months [redacted] will provide the required template. Costs should be fully burdened by the Seller within the template. The file shall be submitted to:

- Program Manager [redacted]
- Financial Analyst [redacted]

3.0 INVOICES

Submit Invoices once a month by the 15th calendar day electronically to [redacted] Submit invoices individually with only ONE invoice attached per email request (required backup should be provided with the invoice in a single PDF file). The subject line must be in the following format: Subcontract/PO No Invoice No Invoice Amount. Invoices shall contain the following information as the billed-to name and address: [redacted] and Seller's name and remit-to address, subcontract number, and, as applicable, labor categories, project labor categories, hourly rates, labor hours, and extended dollar totals by category, Materials and other direct costs detail shall be separated from labor costs, quantities, description of item/work, unit prices and extended prices, and/or total cost.

Invoices shall clearly reference a unique invoice number on each invoice, the period of incurred costs, and the date of the invoice. Invoices shall include the "Amount Previously Billed," the "Amount of this Invoice," , and the "Total Amount Billed to Date" for each labor category. Seller shall submit invoices for the full amount stating the amount of withhold/retention if any for each line item billed.

Invoices for FFP efforts should be submitted separately from CPFF work for clarity and tracking purposes.

FFP invoices should be submitted for the value of [redacted] once a month by the 15th calendar day, until the funding level is reached.

3.2 BILLING RATES

Seller may include as allowable indirect costs such overhead rates as established by the cognizant Government agency in accordance with the principles of FAR Part 31 and any applicable agency supplements thereto. Pending establishment of final indirect overhead rates for any period, Seller shall be reimbursed at billing rates approved by the cognizant Government agency, which billing rates may be revised from time to time, subject to such agency approval and subject further to appropriate adjustment when the final rates for that period are established.

3.3 FINAL INDIRECT COST RATES

[redacted] shall reimburse Seller on the basis of final annual indirect cost rates and the appropriate bases established by Seller and the Government in effect for the period covered by the indirect cost rate proposal. Such rates and bases shall not change any monetary ceiling, funding amount, contract obligation, or specific cost allowance or disallowance provided for in this Subcontract. The rates and bases shall be automatically deemed incorporated into this Subcontract upon their effective dates.

[redacted]

3.4 FIXED FEE

[redacted] shall pay the Seller for performing this Subcontract the fixed fee specified in Article 2.0; provided that after payment of 85 percent of said fixed fee, [redacted] may withhold further payment of fee to establish a reserve to be applied to adjustments in Seller's indirect cost rates. This reserve shall not exceed [redacted]. [redacted] shall release 75 percent of the reserve after receipt of the certified final indirect cost rate proposal covering the year of physical completion of this Subcontract, provided Seller has satisfied all other Subcontract terms and conditions, including the submission of the final close-out documents, and is not delinquent in submitting final vouchers on prior years' settlements. [redacted] shall pay the remainder of the reserve upon completion of final Subcontract close-out.

4.0 PAYMENT

Upon receipt and approval by [redacted] of invoices that comply with Article 3.0, [redacted] shall pay allowable costs on a Net 30 day basis in accordance with FAR 52.216-7 (Allowable Cost and Payment) and any applicable agency supplements thereto. The total of lodging, meals and incidental expenses shall not exceed the established rate for each location set forth in the then-current Federal Travel Regulations (FTR) at 41 C.F.R. 300 et. seq.; Department of Defense Joint Travel Regulations (JTR), and Department of State Standardized Regulations (Government Civilians, Foreign Areas), as applicable. Seller shall adjust its allowable indirect costs under this Subcontract simultaneously with Seller's submittal of its final indirect cost rate proposal in accordance with FAR 52.216-7(d)(2)(i). In the event that Seller's final indirect cost rates, as determined by the Government in accordance with FAR 52.216-7(d)(2)(ii), vary from Seller's proposed rates, Seller shall adjust its allowable indirect costs within 30 days of such determination. In the event Seller fails to timely make such adjustments, or to certify to [redacted] that no adjustments are required to Seller's allowable indirect costs, [redacted] shall be under no obligation to consider subsequent requests by Seller to increase its allowable indirect costs under this Subcontract. Seller shall comply with FAR 52.232-20 (Limitation of Cost) and FAR 52.232-22 (Limitation of Funds), which are hereby incorporated by reference.

Seller will provide a letter of notification when they intend to reach 75% of the funds currently obligated to the reference contract 60 days before 75% of funds have been expended.

Each payment made shall be subject to reduction to the extent of amounts which are found by [redacted] or Seller not to have been properly payable, and shall also be subject to reduction for overpayments. Seller shall promptly notify [redacted] of any such overpayments found by Seller. [redacted] may offset against any payment due hereunder any amount owed to [redacted] by Seller.

Seller may select Automated Clearing House Credits ("ACH funds transfer") as the means of payment. With regard to such ACH funds transfer, a payment from [redacted] to Seller shall be considered timely with respect to any payment due date if the ACH funds transfer is completed no later than the due date. [redacted] shall not be in breach of these terms and conditions, or suffer any loss of discount or other penalty, with respect to an ACH funds transfer that was initiated properly and timely by [redacted] but its completion was delayed because of failure or delay by the ACH funds transfer system, the operation of an ACH funds transfer system rule which could not be anticipated by [redacted], or rejection by the Seller's bank.

4.1 AUDIT

At any time before final payment under this Subcontract, [redacted] may perform or have performed an audit of the invoices or vouchers and supporting documentation. Seller shall cooperate in any such audit, but may request that [redacted] or any auditing organization and Seller execute a non-disclosure agreement to provide for the confidentiality of the information that is exchanged.

4.2 CLOSEOUT

Seller agrees to submit its final invoice with Attachment V, Closeout Package (available from www.[redacted].com/suppliers) within 30 days of completion of the work. Seller shall submit a FINAL invoice bearing the statement, "FINAL INVOICE" as required by the Subcontract Closeout Package. [redacted] may unilaterally close-out this subcontract if the Seller fails to submit the close-out documentation within the specified time period.

4.3 RETENTION OF RECORDS

Unless a longer period is specified in this Subcontract or by law or regulation, Seller shall provide [redacted] its customer, and the U.S. Government access to such records at no additional cost upon request.

5.0 REPRESENTATIONS AND CERTIFICATIONS

Seller attests to the accuracy of the Representations and Certifications incorporated into this order as attachment IV. The Seller shall provide immediate written notice to [redacted] if, at any time prior to subcontract closeout, the Seller learns that its (i) certifications were erroneous; (ii) has become erroneous by reason of changed circumstances; or (iii) has been

[redacted]

notified of any system deficiencies and/or related internal control structure or business system(s) that would affect its ability to report hours delivered accurately and completely, and bill costs according to FAR Part 31, Contract Cost Principles and Procedures. Failure to provide the required notice shall be a material breach of this Agreement and shall be grounds for immediate termination thereof by [redacted] in addition to any other remedies that may be available at law or in equity. Seller shall be responsible for submitting all periodic certifications to the cognizant [redacted] Contractual POC when required by the referenced FAR regulation or when required by the terms of this agreement.

6.0 SUBCONTRACT PROGRAM MANAGER (SPM), TECHNICAL AND CONTRACTUAL REPRESENTATIVES

[redacted]

Only the [redacted] Contractual Representative has the authority on behalf of [redacted] to make changes to this Subcontract, which can be done only in a writing signed by the [redacted] Contractual Representative. Either party may change its Technical or Contractual representative at any time, provided prompt notice is provided to the other party. All notices or other written communication required or permitted to be given under any provision of this Subcontract shall be in writing and shall be deemed to have been given by the notifying party if delivered by hand, facsimile (with confirmed receipt), electronic media (with confirmed receipt) or mailed by an overnight delivery service, to the receiving party's above-identified contractual representative. The SPM is the individual to provide technical and programmatic oversight and management of the subcontractor, to provide an independent assessment of the subcontractor's performance, and to identify, escalate and resolve subcontractor performance issues.

7.0 PERSONNEL

(a) Personnel assigned to the labor categories set forth in Article 2.0 shall meet or exceed the minimum qualification and experience requirements specified in Attachment II, Labor Categories/Qualifications.

(b) Seller has designated "Key Personnel" who are essential to the successful completion and execution of this Subcontract. Key Personnel shall perform all work necessary for the timely and quality completion of the task to which they are assigned. Seller may not substitute or replace a Key Personnel without [redacted] prior written approval. Seller's Key Personnel are Dr. Yamokoski (Grasping Academy Lead) and Nicolaus Radford (Single Platform Lead).

(c) [redacted] reserves the right to direct the removal of any individual assigned to perform work under this Subcontract.

8.0 WARRANTY

Seller warrants that: 1) the services provided under this Subcontract shall be performed with that degree of skill and judgment normally exercised by recognized professional firms performing services of the same or substantially similar nature; and 2) that any goods delivered under this Subcontract will be new, unless otherwise specified, and for a period of twelve (12) months, be free from defects in design, material and workmanship and that all goods and services conform to applicable specifications, drawings, and standards of quality and performance. In the event of any breach of the foregoing warranties, Seller shall, at its own expense, at [redacted] election either: (1) re-perform the non-conforming services and/or correct or replace the non-conforming goods to conform to this standard; or (2) refund to [redacted] that portion of the amounts received by Seller attributable to the non-conforming services and/or goods. All warranties of Seller shall inure to the benefit of both [redacted] and [redacted] customers. The foregoing warranties shall survive any delivery, inspection, acceptance or payment by [redacted] All other warranties, express or implied are hereby disclaimed by Seller.

8.1 INSPECTION

All goods supplied and services performed pursuant hereto shall be subject to inspection and test by buyer and its agents and by its customers at all times and places, whether during or after manufacture as to goods, or performance as to services, and notwithstanding the terms of delivery or payment or, as to goods, that title has not yet passed to Buyer or

[redacted]

to its customers. In the event that goods supplied are not performed in accordance with the specifications and instructions of Buyer, Buyer may require prompt correction thereof, or as to services, require that the services be rendered again at Seller's expense. If the Seller fails to proceed with reasonable promptness to perform required replacement or correction, and if the replacement or correction cannot be performed within the Not-To-Exceed ceiling price, the Buyer may terminate the subcontract for default.

9.0 INDEMNIFICATION

(a) Each Party (the "Indemnifying Party") shall indemnify, defend and hold the other Party and its officers, directors, employees, consultants, agents, affiliates, successors, permitted assigns and customers (the "Indemnified Party") harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, that result, in whole or in part, from the Indemnifying Party's (or any of the Indemnifying Party's subcontractors, suppliers, employees, agents or representatives): (i) intentional misconduct, negligence or fraud, (ii) breach of any provision of this Subcontract, including all representations, warranties and covenants made herein, or (iii) violation of any law or regulation. Notwithstanding the foregoing, the Indemnifying Party's obligations under this Article shall not apply to the extent that a claim is finally determined by a court of competent jurisdiction to be caused by the gross negligence or willful misconduct of the Indemnified Party.

(b) Upon written request by the Indemnified Party, the Indemnifying Party shall defend the Indemnified Party (if requested by the Indemnified Party in the name of the Indemnified Party) against any third-party claims, which if proven would result in an indemnification obligation under this clause, by attorneys and other professionals reasonably approved, in writing, by the Indemnified Party. In all events, case strategy will be determined by the Indemnifying Party if the Indemnifying Party so elects and no proceeding will be settled without the Indemnified Party's prior approval, which will not be unreasonably withheld.

(c) The Indemnified Party shall promptly notify the Indemnifying Party of any claim that is covered by this indemnification provision and shall authorize representatives of the Indemnifying Party to settle or defend any such claim or suit and to take charge of any litigation in connection therewith.

9.1 INFRINGEMENT INDEMNITY

Article VIII Infringement Indemnification) of the Collaboration Agreement effective December 4, 2020 between the Parties ("Collaboration Agreement") Shall govern any infringement claims under this Subcontract.

10.0 INSURANCE

(a) Without prejudice to Seller's liability to indemnify [redacted] as stated in any Indemnification provision contained in this Subcontract, Seller shall procure at its expense and maintain for the duration of this Subcontract, and ensure that any of its subcontractors used in connection with this Subcontract procure and maintain, the insurance policies required below.

(b) Workers' Compensation: Coverage for statutory obligations imposed by laws of any jurisdiction in which the work is to be performed. Where applicable, Seller shall provide evidence of United States Longshore & Harbor Workers' Compensation Act (USL&H) coverage for employees engaged in work on or near navigable waters of the United States, and Defense Base Act (DBA) coverage for all employees working on U.S. Government contracts outside the United States. Such policy(ies) shall be endorsed to provide a waiver of subrogation in favor of [redacted], its directors, officers and employees, and [redacted] customer where required by [redacted] Prime Contract with its customer. Employer's Liability coverage of $1 million each accident shall also be maintained.

(c) Commercial General Liability: Coverage for third party bodily injury and property damage, including products and completed operations, contractual liability, and independent contractors' liability with limits not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Such policy(ies) shall be endorsed to provide a waiver of subrogation in favor of [redacted], its directors, officers and employees, and [redacted] customer when required by [redacted] contract with its customer and name [redacted], its directors, officers and employees, and [redacted] customer where required by [redacted] Prime Contract with its customer, as Additional Insureds.

(d) Business Automobile Liability: Coverage for use of all owned, non-owned, and hired vehicles with limits of not less than $1,000,000 per accident combined single limit for bodily injury and property damage liability. Such policy(ies) shall be endorsed to name [redacted], its directors, officers and employees, and [redacted] customer where required by [redacted] Prime Contract with its customer, as Additional Insureds.

[redacted]

(e) **Professional Liability/Technology Errors and Omissions:** Coverage for liabilities, punitive damages, and claim expenses arising from errors, omissions, or negligent acts in rendering or failing to render professional services, computer or information technology services and in the provisioning of products in the performance of this Subcontract, including the failure of products to perform the intended function or serve the intended purposes, with limits not less than $5,000,000. Services to be insured include but are not limited: (1) systems analysis; (2) systems programming; (3) data processing; (4) systems integration; (5) outsourcing, including outsourcing development and design; (6) system design, consulting, development and modification; (7) training services relating to computer software or hardware; (8) management, repair and maintenance of computer products, networks and systems.; (9) marketing, selling, servicing, distributing, installing and maintaining computer hardware or software; (10) data entry, modification, verification, maintenance, storage, retrieval or preparation of data output, and any other technology related services provided by the Seller.

(f) **Network Security/Privacy and Privacy Notification Costs (Cyber) Insurance:** If Seller is providing services that provide or include direct access to Buyer's or Buyer's Client's information technology systems or holding sensitive information of Buyer or Buyer's Client, then the above Technology Errors & Omissions insurance shall also include: Network Security /Privacy and Privacy Notification Costs (Cyber) Insurance: Coverage for loss, disclosure and theft of data in any form; media and content rights infringement and liability, including but not limited to,network security failure, including but not limited to, denial of service attacks and transmission of malicious code. Coverage shall include data breach regulatory fines and penalties, the cost of notifying individuals of a security or data breach, the cost of credit monitoring services and any other causally-related crisis management expense for up to one (1) year with limits not less than $5,000,000. Coverage shall contain severability for the insured organization for any intentional act exclusions.

(g) Additionally, such policy(ies) required in (e) and (f) above shall cover consequential or vicarious liability (e.g. claims brought against Buyer or its Affiliated Companies and their respective directors, officers, and employees due to the wrongful acts and failures committed by Seller) and direct losses (e.g. claims made by [redacted] and its Affiliated Companies and their respective directors, officers, and employees against Seller for financial loss due to Seller's wrongful acts or failures). And, such policy(ies) shall also have the "Insured versus Insured" exclusion amended to allow an "Additional Insured" to bring a claim against the Named Insured. If the insurance required in (e) and/or (f) above are provided on a claims-made basis, then it must be maintained for a period of two (2) years after acceptance of the deliverables and/or services provided in connection with this Subcontract.

The Additional Insured coverages above shall be primary and non-contributing with respect to any other insurance that may be maintained by [redacted] and notwithstanding any provision contained herein, the Seller, and its employees, agents, representatives, consultants, subcontractors and suppliers, are not insured by [redacted] and are not covered under any policy of insurance that [redacted] has obtained or has in place.

Any self-insured retentions, deductibles and exclusions in coverage in the policies required under this Article shall be assumed by, for the account of, and at the sole risk of Seller. In no event shall the liability of Seller or any subcontractors be limited to the extent of any of insurance or the minimum limits required herein.

Prior to commencement of any work, and within 15 days of any policy renewal that occurs while any work is on-going under this Subcontract, Seller shall provide [redacted] evidence of the insurance coverage required above, including evidence of additional insured status and waivers of subrogation where required. Failure of Buyer to demand such evidence or to identify any deficiency in the insurance provided shall not be construed as or deemed to be a waiver of Seller's, or its subcontractors', obligations to maintain the above insurance coverages.

11.0 [redacted] FURNISHED ITEMS

All items furnished, loaned or bailed by [redacted] to Seller hereunder, or purchased, or otherwise acquired by Seller for the performance of and specifically charged to [redacted] under this Subcontract (collectively, the "Items"), are the property of [redacted] (or, as directed by [redacted] pursuant to the terms of its contract, the U.S. Government or a higher-tier contractor). Upon completion, expiration or termination of this Subcontract, Seller shall return to [redacted] all Items in good condition (reasonable wear only expected) together with all spoiled and surplus Items. In lieu of the return of Items to [redacted] Seller shall make such other disposition of Items as directed in writing by [redacted] Seller agrees to replace, at its expense, all such Items not returned in accordance with this Section or returned in other than good condition. Seller shall not charge [redacted] for any storage, maintenance or return of any Items. Except as provided for in any clauses incorporated in Schedule B or elsewhere in this Subcontract, Seller shall bear all risk of loss for all Items in Seller's possession or for which Seller is responsible. Seller also agrees to use any designs, data or other things contained or embodied in Items provided to or utilized by Seller under this Subcontract in accordance with any restrictive legends placed on such Items by [redacted] or any third party. If [redacted] furnishes any material (including but not limited to any computer software or other data) for

[redacted]

fabrication pursuant to this Subcontract, Seller agrees: (i) not to substitute any other material for such fabrication without [redacted] prior written consent and (ii) that title to such material shall not be affected by incorporation in or attachment to any other property. The Government Property Requirements clause applies in lieu of this provision with respect to U.S. Government-furnished property or property to which the U.S. Government may take title.

11.1 GOVERNMENT PROPERTY REQUIREMENTS (AS APPLICABLE)

When U.S. Government Property is provided or acquired in connection with this Subcontract, the applicable Government Property clause in the Schedule B applies to that property. Seller shall i) certify to the completion of a physical inventory (all government equipment and materials) for year ending June 30 and the results thereof NLT July 31, annually or as otherwise required by the agency applicable property clause incorporated in the Schedule B Part II; ii) submit disposition requests when Government property is no longer required on the subcontract; iii) report any loss, damage, destruction or theft of Government property immediately after discovery; and iv) comply with close out of all Government property requirements to include, but not limited to submission of a final Government property report, final inventory report, and certification of the inventory condition code. Property closeout certification shall be submitted no later than 60 days after end of period of performance. All notices and required written communication shall be sent to subkproperty[redacted]om.

Unless otherwise provided for in this subcontract or approved by the Contracting Officer, Government property, either furnished or acquired under this contract, shall be utilized only in support of Buyer's prime contract. Property which is no longer being utilized should be reported when it becomes excess to the Seller's requirements.

PRESERVATION OF THE GOVERNMENT'S RIGHTS - If [redacted] furnishes data, designs, drawings, jigs, special tooling, equipment, engineering data, or other technical or proprietary information ("Furnished Items") which the U. S. Government has the right to authorize the use of, nothing herein shall be construed to mean that [redacted] acting on its own behalf, may modify or limit any rights the Government may have to authorize Seller's use of such Furnished Items in support of other U. S. Government prime contracts.

If Seller does not have a Government approved property system, Seller shall also comply with the following: i) Document receipt of Government property accountable to this subcontract (A copy of the signed packing slip or other documentation received with the property, including issue signature, must be forwarded within 30 days of receipt, report any item fabricated for use on the subcontract which is to be retained by the Seller, and annotate the receipt documentation with any Government property ID numbers with which the property is tagged; ii) Submit an annual (year ending June 30) physical inventory of Government equipment and material by July 31 that includes the Control number, Noun description, Model number (if applicable), Part number (if applicable), Serial number, unit price, date of last use for taggable property and inventories for material items should also include the quantity of line items and a total price; iii) Immediately report changes to the information provided to [redacted] upon receipt of Government property; iv) Store and maintain property to protect it against deteriorating agents, adverse environments, damage and theft; v) Allow site access upon request to facilitate property surveillance activities required by [redacted] prime contract; vi) Obtain advanced approval from [redacted] for the acquisition of any non-deliverable, which would not be consumable or expendable property and movement of Government property from authorized plants.

12.0 INTELLECTUAL PROPERTY

(a) Seller understands and agrees that each of the Intellectual Property-related clauses specified in Schedule B, which may include (but are not limited to) FAR 52.227-1, 52.227-11, 52.227-14, 52.227-15 and 52.227-16 (and/or DFARS 252.227-7013, 252.227-7014 and 252.227-7015 if [redacted] prime contract is with the DOD), are incorporated herein as though fully set forth and shall take precedence over any other terms in this Subcontract. For avoidance of doubt, Seller hereby grants to [redacted] such intellectual property rights as [redacted] needs in order to perform its obligations to [redacted] U.S. Government customers or a higher-tier contractor supporting programs related to the Collaboration Agreement (i.e., the [redacted]) that are identified in advance as applicable to Subcontractor, provided that such rights are limited to those rights necessary to perform its obligations to [redacted] U.S. Government customers or a higher-tier contractor, and not independent intellectual property rights for use outside of the Subcontract. Seller shall not assert any intellectual property right provided to the U.S. Government in a manner inconsistent with [redacted] contract obligations (identified to Subcontractor in advance) to [redacted] U.S. Government and higher-tier customers, or inconsistent with the rights obtained by the U.S. Government.

(b) To the extent that Seller provides any commercial computer software under this Subcontract, the Parties agree that any commercial terms governing such commercial computer software shall govern use of such commercial software, except to the extent that such commercial terms conflict or are inconsistent with applicable federal law or regulation. In

[redacted]

the case of any conflict or inconsistency, the applicable federal law or regulation shall take precedence over any conflicting or inconsistent commercial term. The Parties further agree that the use of any commercial terms shall be contingent upon the acceptance of any commercial computer software by the U.S. Government. In addition, the Parties agree that to the extent that the U.S. Government is the end user of any commercial computer software provided by Seller [redacted] shall have the right to perform [redacted] contract obligations, under the Prime Contract for which Seller is a subcontractor to its U.S. Government Customers using that commercial computer software.

(c) In addition to the Government's rights in data and inventions Seller grants [redacted] in the performance of its prime or higher tier contract obligations for the [redacted] (including obligations of follow-on contracts or contracts for subsequent phases of the same program), an unlimited, irrevocable, paid-up, royalty-free right to make, have made, sell, offer for sale, use, execute, reproduce, display, perform, distribute (internally or externally) copies of, and prepare derivative works, and authorize others to do any, some or all of the foregoing, any and all, inventions, discoveries, improvements, maskworks and patents as well as any and all data, copyrights, reports, and works of authorship, conceived, developed, generated or delivered in performance of this Subcontract.

(d) Seller grants [redacted] all rights necessary to use the Deposit Material that is the subject of the Three-Party Escrow Service Agreement effective June 22, 2021, between the Parties and the NCC Group to perform its prime or higher tier contract obligations (including obligations of follow-on contracts or contracts for subsequent phases of the same program) in the case that the Deposit Material is released by the NCC Group to [redacted]

12.1 FREE, LIBRE AND OPEN SOURCE SOFTWARE (FLOSS)

(a) This clause only applies to work that includes the delivery of software (including software residing on hardware).

(b) Seller shall disclose to [redacted] in writing any FLOSS that will be used or delivered in connection with this Subcontract and shall obtain [redacted] prior written consent before using or delivering such FLOSS in connection with this Subcontract.

(c) As used herein, "FLOSS License" means the General Public License (GPL), Lesser/Library GPL (LGPL), the Affero GPL (APL), the Apache license, the Berkeley Software Distribution (BSD) license, the MIT license, the Artistic License (e.g., PERL), the Mozilla Public License (MPL), or variations thereof, including without limitation licenses referred to as "Free Software License", "Open Source License", "Public License", or "GPL Compatible License." As used herein, "FLOSS" means software that incorporates or embeds software in, or uses software in connection with, as part of, bundled with, or alongside any (1) open source, publicly available, or "free" software, library or documentation, or (2) software that is licensed under a FLOSS License, or (3) software provided under a license that (a) subjects the delivered software to any FLOSS License, or (b) requires the delivered software to be licensed for the purpose of making derivative works or be redistributable at no charge, or (c) obligates [redacted] to sell, loan, distribute, disclose or otherwise make available or accessible to any third party (i) the delivered software, or any portion thereof, in object code and/or source code formats, or (ii) any products incorporating the delivered software, or any portion thereof, in object code and/or source code formats.

(d) Seller shall defend, indemnify, and hold harmless [redacted] its customers and suppliers from and against any third party claims, damages, losses, costs, and expenses, including reasonable attorney's fees, relating to use in connection with this Subcontract or the delivery of FLOSS. No other provision in this Subcontract, including but not limited to any indemnity clause, shall be construed to limit the liabilities or remedies of the parties for the use of FLOSS in connection with this Subcontract or for delivery of FLOSS under this Subcontract.

13.0 NEW MATERIAL

All goods to be delivered hereunder shall consist of new materials, as defined in FAR 52.211-5, not used, or reconditioned, remanufactured, or of such age as to impair its usefulness or safety.

13.1 COUNTERFEIT PRODUCTS

(a) For purposes of this clause, Goods are any tangible items delivered under this Subcontract (including computer software or firmware embedded in electronic parts), including without limitation the lowest level of separately identifiable items, such as parts, articles, components, and assemblies. "Counterfeit Goods" are Goods that are or contain items misrepresented as having been produced, by an Original Component Manufacturer (OCM) or an Original Equipment Manufacturer (OEM) or having been obtained through an OCM/OEM authorized distributor chain, including without limitation unauthorized copies, replicas, or substitutes. The term "Counterfeit Goods" also includes Goods that have reached a design life limit, have false identifications of grade, serial or lot number, or have been damaged, but are misrepresented as acceptable.

[redacted]

(b) Seller agrees and shall ensure that Counterfeit Goods are not delivered to Buyer. Goods shall not be acquired from independent distributors or brokers unless approved in advance in writing by [redacted] When requested by [redacted], Seller shall provide OCM/OEM documentation that establishes the traceability of the affected items to the applicable OCM/OEM.

(c) In the event that Goods delivered under this Subcontract constitutes or include Counterfeit Goods, Seller shall, at its expense, promptly replace such Counterfeit Goods with authentic Goods conforming to the requirements of this Subcontract. Notwithstanding any other provision in this Subcontract, Seller shall be liable for all costs relating to the removal and replacement of Counterfeit Goods, including without limitation [redacted] costs of removing Counterfeit Goods, of reinserting replacement Goods, and of any testing necessitated by the reinstallation of Goods after Counterfeit Goods have been exchanged. Seller shall include equivalent provisions in lower tier subcontracts for the delivery of items that will be included in or furnished as Goods to Buyer.

(d) If Seller becomes aware that it has delivered Counterfeit Goods, it shall immediately notify [redacted] and provide pertinent facts. Seller, at its expense, shall provide reasonable assistance to [redacted] in any investigation relating to the delivery of Counterfeit Goods or Goods that are suspected to be Counterfeit Goods.

13.2 CONFLICT MINERALS

[redacted] fully supports the goals and objectives of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act") which aims to prevent the use of certain "Conflict Minerals" that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo (DRC) or its adjoining countries (as defined in the Act). It is the expectation of [redacted] that all our suppliers have a policy to reasonably assure that the tantalum, tin, tungsten and gold ("3TG") in the products they manufacture are conflict free. In connection with that policy, [redacted] expects our suppliers to undertake appropriate due diligence measures to determine if the 3TG materials in their products are being sourced from certified conflict-free smelters validated as compliant with the Conflict-Free Smelter Program (CFS) protocol and found on the CFS Compliant Smelter List. By accepting this order, Seller agrees to participate in future due diligence surveys from [redacted] routinely evaluates our relationship with our suppliers and will consider the extent to which a supplier has failed to comply with these responsibilities under the Act. If it is determined that a supplier's efforts are deficient, we may take appropriate action, including terminating our relationship with the supplier.

14.0 ASSIGNMENTS AND SUBCONTRACTS

(a) This Subcontract may not be assigned, novated or otherwise transferred by operation of law or otherwise by Seller without prior written consent from [redacted] which consent shall not be unreasonably withheld. Any change of control of Seller shall be deemed an assignment of this Subcontract that requires the prior written consent of [redacted] For purposes of this Agreement, "change of control" means any merger, consolidation, sale of all or substantially all of Seller's assets or sale of a substantial block of Seller's stock. Any such assignment, novation or transfer or attempted assignment, novation, or transfer not in accordance with this provision shall be a material breach of this Subcontract and shall be grounds for immediate termination thereof by [redacted] in addition to any other remedies that may be available at law or in equity.

(b) Seller shall obtain prior written consent before subcontracting any portion of the work covered in this Subcontract that was not disclosed in Seller's proposal. Seller shall include in each lower-tier subcontract the appropriate flow down clauses as required by the FAR and any applicable agency supplements (e.g., DFARS, GSARS, etc.) identified in the Schedule B, Schedule C, or other referenced document applicable to this Subcontract. Further, Seller shall notify [redacted] Contractual Representative in writing if the Seller changes the amount of any lower-tier subcontract effort such that, the sum of lower-tier subcontractor(s) performance may reach or exceeds 70 percent of the total cost of work to be performed by Seller under the Agreement. The notification shall identify the revised percentage of Seller's effort and shall include verification that the Seller will provide added value as related to the work to be performed by the lower-tier subcontractor(s) and a description of that value. Seller shall indemnify [redacted] for any reduction to [redacted] contract price arising out of the Government's determination that excessive pass-through charges exist in Seller's price.

15.0 INDEPENDENT CONTRACTOR

Seller is an independent contractor in all respects with regard to this Subcontract. Nothing contained in this Subcontract shall be deemed or construed to create a partnership, joint venture, agency, or other relationship with [redacted] other than that of contractor and customer. Seller shall be responsible for compliance with all laws applicable to its employees, including, but not limited to, payment of wages, overtime, social security contributions, worker's compensation, and all other employment, labor, or benefits related laws. Seller personnel performing work under this Subcontract shall not for

[redacted]

any purpose be considered employees or agents o[redacted] nor do Seller or Seller's personnel have any rights under any benefit plans of[redacted]

16.0 DISCLOSURE

(a) Seller shall not disclose information concerning work under this Subcontract to any third party, unless such disclosure is required by law, is necessary for the performance of this Subcontract, or inconsistent with the rights obtained by the U.S. Government. No news releases, public announcement, denial or confirmation of any part of the subject matter of this Subcontract or any phase of any program hereunder shall be made without prior written consent of[redacted] which shall not be unreasonably withheld. Seller shall not use[redacted] or any other trademark or logo owned by[redacted]or its affiliates without the prior written consent o[redacted]

(b) [redacted] shall be solely responsible for all liaison and coordination with[redacted] customer as it affects the applicable prime contract and this Subcontract, and Seller shall not communicate with[redacted]customer, a higher-tier customer this Subcontract supports, or the representatives of the program[redacted]contract supports without the prior written approval o[redacted]. This does not prevent the Seller from communicating with the U.S. government (a) with respect to matters Subcontractor is required by law, regulation, or this Subcontract to communicate directly with the U.S. government or (b) to lawfully report waste, fraud, or abuse related to the performance of a Government contract to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information

(c) Seller shall provide adequate security to safeguard [redacted] and [redacted] customer information, including such information on its information systems, from unauthorized access and disclosure. If Seller becomes aware of any improper disclosure (including through unauthorized access) of such information or other information used in the performance of this Subcontract, Seller shall take appropriate and immediate actions to investigate and contain the disclosure and shall promptly report the disclosure to[redacted] Seller shall provide reasonable cooperation to[redacted] in conducting any investigation regarding the nature and scope of the disclosure.

17.0 WORK ON BUYER AND THIRD PARTY PREMISES

(a) "Premises" as used in this clause means premises of[redacted], its customers, or other third parties where Work is being performed.

(b) Seller shall ensure that Seller personnel working on Premises comply with any on-premises policies and comply with any required rules relating to the premises including, but not limited to the following: (i) do not bring weapons of any kind onto Premises; (ii) do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances or alcoholic beverages while on Premises; (iii) do not possess hazardous materials of any kind on Premises without [redacted] authorization; (iv) remain in authorized areas only; (v) do not conduct any[redacted] related business activities (such as interviews, hirings, dismissals or personal solicitations) on Premises, (vi) do not send or receive [redacted] related mail through [redacted] or third party's mail systems; (vii) do not sell, advertise or market any products or memberships, distribute printed, written or graphic materials on Premises without [redacted] written permission or as permitted by law; and (viii) follow instruction from[redacted] in the event of an actual or imminent safety or environmental hazard on Premises.

(c) Seller personnel and all other persons, property, and vehicles entering or leaving Premises are subject to search.

(d) Seller shall promptly notify [redacted] and provide a report of any accidents or security incidents involving Seller personnel on Premises including but not limited to loss of or misuse or damage to[redacted] customer's, or third party intellectual or physical assets, and all physical altercations, assaults, or harassment.

(e)(i) Prior to entry on Premises, Seller shall coordinate with[redacted] to gain access for Seller personnel. For such purpose Seller shall provide information reasonably required by[redacted]to ensure proper identification of personnel, including, but not limited to verification of citizenship, lawful permanent resident status, protected individual or other personal status.

(e)(ii) Seller personnel requiring unescorted access to Premises shall, prior to entry, be subject to a request for additional information as may be reasonably requested to enable unescorted access at the Premises.

(f) Seller shall ensure that Seller personnel: (i) do not remove[redacted], customer, or third party assets from Premises without[redacted] authorization; (ii) use[redacted] customer, or third party assets only for purposes of this subcontract; (iii) only connect with, interact with or use computer resources, networks, programs, tools or routines authorized by[redacted] and (iv) do not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers. [redacted] may periodically audit Seller's data residing on[redacted]customer, or third party assets on Premises.

(g) [redacted]may, at its sole discretion, have Seller remove any specified employee of Seller from Premises and require that such employee not be reassigned to any Premises under this subcontract.

[redacted]

(h) Violation of this clause may result in termination of this subcontract in addition to any other remedy available to [redacted] at law or in equity. Seller shall reimburse [redacted] customer, or third party for any unauthorized use of [redacted] customer, or third party assets.

(i) Seller shall advise the [redacted] Contractual Representative of any unauthorized direction or course of conduct.

(j) Seller shall immediately report to [redacted] all emergencies (e.g., medical, fire, spills or release of any hazardous material) and non-emergency incidents (e.g., job-related injuries or illnesses) affecting the Work. Seller shall provide [redacted] with a copy of any reports of such incidents Seller makes to governmental authorities.

18.0 STANDARDS OF BUSINESS CONDUCT, ETHICS, SUSTAINABILITY, AND SOCIAL RESPONSIBILITY

(a) [redacted] is committed to conducting its business fairly, impartially and in an ethical and proper manner. These characteristics make it imperative that [redacted] employees adhere to a particularly high ethical standard in accordance with [redacted] Code of Conduct, which may be viewed at www[redacted]com. [redacted] values relationships that are grounded in a shared commitment to performing in accordance with the highest standards of professional business conduct and encourages all suppliers to implement an effective ethics program, including adopting a written code of conduct with a process for reporting concerns and preventing retaliatory actions. In performance of this subcontract, [redacted] expects the Seller to conduct themselves in a manner consistent with the principles expressed in either the [redacted] of Conduct or the Defense Industry Initiative (DII) Model Supplier Code of Conduct, which can viewed at https://www.dii.org/featured-tools. As evidence of our commitment, should Seller wish to review [redacted] training for your organization, request a copy through Buyer's contractual point of contact. If Seller has cause to believe that [redacted] any employee or agent of [redacted] or any Subcontractor employee has acted improperly or unethically under this Subcontract, Seller shall report such behavior to the [redacted] Ethics Hotline at [redacted] provides its Code of Conduct and ethics training for informational purposes only, and makes no representations as to its appropriateness for use outside o[redacted]

(b) Seller shall not offer or give something of value to [redacted] or any employees o[redacted]os for the purpose of obtaining or rewarding favorable treatment in connection with this Subcontract. Seller agrees that in connection with the services being provided by its contract and this subcontract, it shall neither undertake, nor cause, nor permit to be undertaken, any activity which either: (i) is illegal under any applicable Laws, or (ii) would have the effect of causing [redacted] to be in violation of any United States, or other applicable Laws, including, but not limited to, the U.S. Foreign Corrupt Practices Act. Seller represents that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act and that neither it nor any of its officers or directors is/are a government Official. Seller represents that none of its employees, officers, directors or agents who will work on the contract, or with [redacted] on this subcontract has been indicted or otherwise linked to corrupt conduct or any other wrongdoing, based on all evidence from internal investigations and current law enforcement investigations. By accepting this Subcontract, Buyer certifies that neither it nor any of its employees has made or solicited a kickback in violation of the Anti-Kickback Act of 1986, 41 U.S.C. Chap. 87.

(c) [redacted] is committed to minimizing our impact on the environment, promoting safe workplace conditions, and the protection of internationally proclaimed human rights. In the performance of this subcontract, [redacted] expects the Seller to comply with all local environmental, health, and safety regulations. [redacted] encourages Seller to use processes, materials, and transportation methods that support sustainability of the environment throughout the supply chain (e.g., applying energy-efficient, environmentally friendly technologies to reduce waste, and emissions to air, water, and soil). Further, Seller shall not engage in the discrimination of employees or discriminate in the selection of lower-tier suppliers on the basis of sex, race, color, age, religion, creed, sexual orientation, national origin or citizenship, ancestry, disability, marital status, gender identity, military or veteran status, or any other basis protected by law.

19.0 ORGANIZATIONAL CONFLICT OF INTEREST

Seller represents and warrants that its performance of this Subcontract does not constitute and will not create an organizational conflict of interest (OCI) as defined in FAR Part 9.5 or under any other applicable OCI clause or regulation. If during the course of performance, Seller becomes aware of any actual or potential organizational conflict of interest caused by its performance of this Subcontract, Seller shall promptly notify [redacted] in writing of the nature of such actual or potential organizational conflict of interest. An OCI that, in the view of [redacted] customer, cannot be mitigated, is a basis for termination of this Subcontract at no further cost to [redacted]

[redacted]

20.0 GOVERNING LAW

This Subcontract shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws rules, except that any provision that is incorporated, either in full text or by reference, from the Federal Acquisition Regulation (FAR), agency supplements to the FAR, or that is substantially based on any such provision shall be interpreted according to the federal common law of government contracts.

20.1 COMPLIANCE WITH LAW

(a) Seller agrees to comply with the applicable provisions of any federal, state or local law or ordinance and all orders, rules and regulations issued thereunder. Seller shall obtain all licenses and permits required to perform work required by this Subcontract at its expense and shall pay all fees and other required charges. Seller, at its expense, shall provide reasonable assistance and cooperation to [redacted] in conducting any investigation arising out of any failure by Seller or its personnel to comply with applicable law or regulation in connection with the performance of this Subcontract and shall notify [redacted] promptly in writing if a charge of noncompliance with any such law or regulation is made.

(b) To the extent that performance of this Subcontract requires that Seller's employees be deployed outside the United States ("Deployed Personnel"), Seller shall at all times be responsible for its Deployed Personnel's compliance with applicable local, state, and host nation laws, and Seller shall bear all risks, costs, damages or liabilities that may result from any non-compliance. Should Seller wish that its Deployed Personnel be authorized to carry a weapon, Seller: (1) shall forward a request to the Contracting Officer (or other authorized Government official) for approval; (2) shall comply with the requirements of all Government instructions, regulations, directives, orders, and policies pertaining to the possession and use of weapons by contractor personnel; (3) shall bear all risks, costs, damages or liabilities that may result from the possession or use of weapons by its Deployed Personnel, and (4) shall indemnify [redacted] for any and all claims or liabilities that arising from or relating to such weapons use or possession. Seller acknowledges and agrees that [redacted] neither authorizes nor requires Seller's Deployed Personnel to possess weapons.

20.2 EXPORT CONTROL COMPLIANCE

(a) Seller shall comply with all applicable U.S. and local export control laws and regulations, including the International Traffic in Arms Regulations ("ITAR"), the Export Administration Regulations ("EAR") and the Foreign Asset Control Regulations ("FACR"). The subject technology of this Subcontract (including data, services, software and hardware) provided hereunder, may be controlled under these laws and regulations (Controlled Technology). Controlled Technology may not be exported, re-exported, or retransferred without prior authorization in accordance with the ITAR and EAR. Access to Controlled Technology by Foreign Persons as defined by 22 C. F. R. 120.16 may require an export authorization. Seller has full responsibility for obtaining any export licenses or authorization required to fulfill its obligations under this Subcontract and export laws and regulations.

(b) Seller shall notify [redacted] in writing if any deliverable under this Subcontract is Controlled Technology, provide the export classification of that Controlled Technology, and notify [redacted] of any changes in that classification. Seller shall provide [redacted] all information and documentation reasonably required for [redacted] to prepare and submit any export license applications should [redacted] need to obtain such a license in connection with a deliverable under this Subcontract.

(c) Notwithstanding any other provision of this Subcontract, no party shall take or be required to take any action that is prohibited or penalized under the laws of the United States or any applicable foreign jurisdiction, including without limitation the antiboycott laws administered by the U.S. Commerce and Treasury Departments.

20.3 ENDING TRAFFICKING IN PERSONS

(a) This contract incorporates by reference FAR clause 52.222-50 – Combating Trafficking in Persons. In addition to complying with the requirements of that clause, Seller shall immediately report to the [redacted] Hotline at [redacted] credible information it receives of or an actual violation of the prohibitions in paragraph (b) of that clause. Reports may, in addition, be made to the Global Human Trafficking Hotline at 1-844-888-FREE and help@befree.org.

(b) Upon request, Seller shall provide information to [redacted] demonstrating its compliance with the requirements of the clause, including, where applicable, a compliance plan and any corrective actions implemented as a result of any violations of the clause.

[redacted]

20.4 DPAS PRIORITY RATING

If so identified, this Subcontract is a "rated order" certified for national defense use, and Seller's signature constitutes acceptance of and agreement to follow all requirements under the Defense Priorities and Allocation System Regulation (15 C.F.R. Part 700).

21.0 CHANGES

Seller shall assert its right to an adjustment under the applicable Changes clause within 20 days from the date of receipt of the written order. Failure to agree to any adjustment will be a dispute under the Disputes clause of this Subcontract. Provided, however, that nothing in this clause excuses the Seller from proceeding with the work as changed without interruption and without awaiting settlement of any such dispute.

22.0 PROHIBITION OF DISCRIMINATION

To the extent not exempt, this contractor and subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status, or disability. In addition, this contractor will not discharge or in any other manner discriminate against any employee or applicant for employment because such employee or applicant has inquired about, discussed, or disclosed the compensation of the employee or applicant or another employee or applicant. To the extent not exempt, this contractor and subcontractor shall also abide by the requirements of 29 CFR Part 471, Appendix A.

23.0 DISPUTES

(a) [redacted] and Seller agree to enter into negotiations to attempt to resolve any dispute arising out of or relating to this Subcontract. Both parties agree to negotiate in good faith to attempt to reach a mutually agreeable settlement within a reasonable amount of time.

(b) If negotiations are unsuccessful, the parties agree that the sole and exclusive venue for any legal proceeding arising out of or relating to this Subcontract shall be in the state or federal courts of the Commonwealth of Virginia. The parties expressly submit to the jurisdiction of the state and federal courts of the Commonwealth of Virginia and agree that any party that unsuccessfully challenges the enforceability of this forum selection clause shall reimburse the other party all reasonable attorneys' fees and costs incurred in defending such unsuccessful challenge. Each party waives any right it might have to a trial by jury in respect to any litigation directly or indirectly arising under or relating to this Subcontract.

(a) Seller shall proceed diligently with performance of this contract, pending final resolution of any dispute arising under the Subcontract, and comply with any decision of the [redacted] Contractual Representative.

24.0 NON-WAIVER OF RIGHTS

The failure of either party to insist upon strict performance of any of the terms and conditions in the Subcontract, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this Subcontract shall not affect the validity of other parts hereof.

[redacted]

25.0 ORDER OF PRECEDENCE

The documents listed below are hereby incorporated by reference. In the event of an inconsistency or conflict between or among the provisions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order, except to the extent that any inconsistency involving a mandatory FAR or DFARS Clause that is included in the Prime Contract shall be resolved such that the mandatory FAR or DFARS clause will always take precedence:

1. Schedule A: Specific Terms and Conditions (Rev. 2020-11)
2. Articles **dated 26 July 2021 v2**
3. Attachment I: Statement of Work (Rev. 04/27/2021)
4. Attachment IV: Seller's Representations and Certifications, dated July 28, 2021
5. Attachment V: Closeout Package (provided for at www[redacted]om/suppliers)

26.0 SURVIVAL

If this Subcontract expires, is completed, or is terminated, Seller shall not be relieved of those obligations contained in the following articles: 1.0, 3.0, 3.1, 3.2, 3.3, 3.4, 4.0, 4.1, 4.2, 4.3, 5.0, 6.0, 8.0, 9.0, 9.1, 10.0, 11.0, 11.1, 12.0, 12.1, 13.1, 15.0, 16.0, 17.0, 18.0, 20.0, 20.1, 20.2, 21.0, 22.0, 23.0, 25.0, 26.0, and 27.0.

27.0 ENTIRE AGREEMENT

The parties hereby agree that this Subcontract shall constitute the entire agreement and understanding between the parties hereto and shall supersede and replace any and all prior or contemporaneous representations, agreements or understandings of any kind, whether written or oral, relating to the subject matter hereof. Unless expressly accepted in writing by [redacted] additional or differing terms or conditions included in any acknowledgment by Seller, including but not limited to, any Purchase Order issued by Seller, are objected to by [redacted] and are agreed to have no effect.

By Seller's signature of this Subcontract, Seller certifies to the best of its knowledge and belief that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on its behalf in connection with the awarding of this subcontract.

Seller further certifies the organization or any of its Principals are not presently debarred, suspended, proposed for debarment or declared ineligible for the award of contracts by any Federal agency. In the event the Seller is proposed for debarment, suspended, or debarred by any Federal agency during the performance term of this Subcontract, Seller shall notify the [redacted] contractual representative immediately in writing.

In witness whereof, the duly authorized representatives of [redacted] and the Seller have executed this Subcontract on the dates shown below.

SELLER:	[redacted] INC.:
Houston Mechatronics, Inc. (Company Name)	
x [signature] (Signature)	x [redacted] (Signature)
NAME: REG BERKA (Type or Print)	[redacted] (Type or Print)
TITLE: EXEC VP OF OPERATIONS	TITLE: LEAD, SUBCONTRACT ADMINISTRATOR
DATE: August 13, 2021	DATE: 08/13/2021

[redacted]

Date: April 27, 2021

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

[redacted] **dated 26 July 2021 v2**

1. DEFINITIONS

In the U.S. Government clauses contained in the Schedule C document, unless the context of the clause requires otherwise, the term "Contractor" shall mean Seller, the term "Contract" shall mean the Subcontract or Purchase Order, and the terms "Government," "Contracting Officer" and equivalent phrases shall mean [redacted] and [redacted] Contractual Representative, respectively. It is intended that these clauses shall apply to Seller in such manner as is necessary to reflect the position of Seller as a subcontractor to [redacted] to insure Seller's obligations to [redacted] and to the United States Government, and to enable [redacted] to meet its obligations under its Prime Contract and the Subcontract. All references to Subcontract shall include purchase orders and unless otherwise stated, all definitions defined by FAR 2.101 shall be applied to the terms referenced herein.

2. CONTRACT SPECIFIC FLOW DOWNS

ARTICLE I: RESERVED

ARTICLE II: RESERVED

ARTICLE III: RESERVED

ARTICLE IV: RESERVED

ARTICLE V: RESERVED

ARTICLE XIX: RESERVED

ARTICLE VI: DISPUTES

A. General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B. Dispute Resolution Procedures

1. Any disagreement, claim or dispute between [redacted] and the Performer concerning questions of fact or law arising from or in connection with this Agreement, and, whether or not involving an alleged breach of this Agreement, may be raised only under this Article.

2. Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which arose more than three (3) months prior to the notification made under subparagraph B.3 of this article constitute the basis for relief under this article unless the [redacted] in the interests of justice waives this requirement.

3. Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the [redacted] Senior Procurement Executive and senior executive appointed by the Performer. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The [redacted] and the Performer's appointed senior executive shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position. Any such joint decision is final and binding.

4. In the absence of a joint decision, upon written request to the [redacted], made within thirty (30) calendar days of the expiration of the time for a decision under subparagraph B.3 above, the dispute shall be further reviewed. The [redacted] may elect to conduct this review personally or through a designee or jointly with a senior executive appointed by the Performer. Following the review, the [redacted] or designee will resolve the issue(s) and notify the Parties in writing. Such

resolution is not subject to further administrative review and, to the extent permitted by law, shall be final and binding.

C. Limitation of Damages

1. Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of [redacted] funding disbursed as of the time the dispute arises. In no event shall [redacted] be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

2. In no event shall either The Performer or the Government be liable to the other for any punitive, exemplary, special, indirect, incidental or consequential damages (including, but not limited to, lost profits, lost business opportunities, loss of use or equipment down time, and loss of or corruption to data) arising out of or relating to this Agreement, regardless of the legal theory under which such damages are sought, and even if the parties have been advised of the possibility of such damages or loss.

Article VIII: PATENT RIGHTS

Allocation of Principal Rights

1. Unless the Performer shall have notified [redacted] in accordance with subparagraph B.2 below, that the Performer does not intend to retain title, the Performer shall retain the entire right, title, and interest throughout the world to each Subject Invention consistent with the provisions of this Article.

2. With respect to any Subject Invention in which the Performer retains title, [redacted] shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Subject Invention throughout the world.

Invention Disclosure, Election of Title, and Filing of Patent Application

1. The Performer shall disclose each Subject Invention to [redacted] within four (4) months after the inventor discloses it in writing to his company personnel responsible for patent matters. The disclosure to [redacted] shall be in the form of a written report and shall identify the Agreement and circumstances under which the Invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the Invention. The disclosure shall also identify any publication, sale, or public use of the invention and whether a manuscript describing the Invention has been submitted and/or accepted for publication at the time of disclosure.

2. If the Performer determines that it does not intend to retain title to any such Invention, the Performer shall notify [redacted], in writing, within eight (8) months of disclosure to [redacted]. However, in any case where publication, sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by [redacted] to a date that is no more than sixty (60) calendar days prior to the end of the statutory period.

3. The Performer shall file its initial patent application on a Subject Invention to which it elects to retain title within one (1) year after election of title or, if earlier, prior to the end of the statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use. The Performer may elect to file patent applications in additional countries, including the European Patent Office and the Patent Cooperation Treaty, within either ten (10) months of the corresponding initial patent application or six (6) months after the date permission is granted by the Commissioner for Patents to file foreign patent applications, where such filing had previously been prohibited by a Secrecy Order.

[redacted]

4. The Performer shall notify [redacted] of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

5. Requests for extension of the time for disclosure election, and filing under Article VII, may be granted at [redacted] discretion after considering the circumstances of the Performer and the overall effect of the extension.

6. The Performer shall submit to [redacted] annual listings of Subject Inventions. At the completion of the Agreement, the Performer shall submit a comprehensive listing of all subject inventions identified during the course of the Agreement and the current status of each.

Conditions When the Government May Obtain Title

Upon [redacted] written request, the performer shall convey title to any Subject Invention to [redacted] under any of the following conditions:

1. If the Performer fails to disclose or elects not to retain title to the Subject Invention within the times specified in Paragraph B of this Article; however, [redacted] may only request title within sixty (60) calendar days after learning of the failure of the Performer to disclose or elect within the specified times;

2. In those countries in which the Performer fails to file patent applications within the times specified in Paragraph B of this Article; however, if the Performer has filed a patent application in a country after the times specified in Paragraph B of this Article, but prior to its receipt of the written request by [redacted], the Performer shall continue to retain title in that country; or

3. In any country in which the Performer decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

Minimum Rights to the Performer and Protection of the performer's Right to File

1. The performer shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Performer fails to disclose the Subject Invention within the times specified in Paragraph B of this Article. The Performer's license extends to its domestic subsidiaries and affiliates, including Canada, if any, and includes the right to grant licenses of the same scope to the extent that the Performer was legally obligated to do so at the time the Agreement was awarded. The license is transferable only with the approval of [redacted], except when transferred to the successor of that part of the business to which the Subject Invention pertains. [redacted] approval for license transfer shall not be unreasonably withheld.

2. The Performer's domestic may be revoked or modified by [redacted] to the extend necessary to achieve expeditious practical application of the Subject Invention pursuant to an application for an exclusive license submitted consistent with appropriate provisions at 37 C.F.R. Part 404. This license shall not be revoked in that field of use or the geographical areas in which the Performer has achieved practical application and continues to make the benefits of the Subject Invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of [redacted] to the extent the Performer, its licensees, or the subsidiaries or affiliates have failed to achieve practical application in that foreign country.

3. Before revocation or modification of the license, [redacted] shall furnish the Performer a written notice of its intention to revoke or modify the license, and the Performer shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

Action to Protect the Government's Interest

1. The Performer agrees to execute or to have executed and promptly deliver to [redacted] all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which the Performer elects to retain title, and (ii) convey title to [redacted] when requested under Paragraph C of this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

2. The Performer agrees to require by written agreement with its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Performer each Subject Invention made under this Agreement in order that the Performer can comply with the disclosure provisions of Paragraph B of this Article. The Performer shall instruct employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to United States or foreign statutory bars.

3. The Performer shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement:

This invention was made with Government support under Agreement No [redacted], awarded by [redacted]. The Government has certain rights in the invention.

Lower Tier Agreements

The Performer shall include this Article, suitably modified, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

Reporting on Utilization of Subject Inventions

1. The Performer agrees to submit, during the term of the Agreement, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by the Performer or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Performer, and such other data and information as the agency may reasonably specify. The Performer also agrees to provide additional reports as may be requested by [redacted] in connection with any march-in proceedings undertaken by [redacted] in accordance with Paragraph I of this Article. [redacted] agrees it shall not disclose such information to persons outside the Government without permission of the Performer, unless required by law.

2. All required reporting shall be accomplished, to the extent possible, using the i-Edison reporting website: https://s-edison.info.nih.gov/iEdison/ . To the extent, any such reporting cannot be carried out by use of i-Edison, reports and communications shall be submitted to the AO and Administrative Agreements Officer (AAO), where one is appointed.

Preference for American Industry

Notwithstanding any other provision of this clause, the Performer agrees that it shall not grant to any person the exclusive right to use or sell any Subject Invention in the United States unless such person agrees that any product embodying the Subject Invention or produced through the use of the subject invention shall be manufactured substantially in the United States. However, in individual cases, the requirements for such an agreement may be waived by [redacted] upon a showing by the Performer that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that, under the circumstances, domestic manufacture is not commercially feasible.

March-in Rights

The Performer agrees that, with respect to any subject invention in which it has retained title, [redacted] has the right to require the Performer, an assignee, or exclusive licensee of a Subject Invention to grant a nonexclusive license to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Performer, assignee, or exclusive licensee refuses such a request, [redacted] has the right to grant such a license itself if [redacted] determines that:

1. Such action is necessary because the Performer or assignee has not taken effective steps, consistent with the intent of this Agreement, to achieve practical application of the Subject Invention;

2. Such action is necessary to alleviate health or safety needs, which are not reasonably satisfied by the Performer, assignee, or their licensees;

3. Such action is necessary to meet requirements for public use and such requirements are not reasonably satisfied by the Performer, assignee, or licensees; or four. Such action is necessary because the agreement required by Paragraph H of this Article has not been obtained or waived or because a licensee of the exclusive right to use or sell any Subject Invention in the United States is in breach of such Agreement.

Article VIII: DATA RIGHTS

Allocation of Principal Rights

1. The Parties agree that in consideration for Government funding, the Performer intends to reduce to practical application items, components and processes developed under this Agreement.

2. With respect to Data developed or generated under this Agreement related to the [redacted] the Government shall receive Unlimited Rights, with the exception of the items outlined in Attachment 5, for which either Government Purpose Rights or Limited Rights will apply, as indicated, as defined in Article I, Paragraph B.

3. With respect to Data delivered pursuant to Attachment 2 under the Agreement, the Government shall receive Unlimited Rights, with the exception of the items outlined in Attachment 5, for which either Government Purpose Rights or Limited Rights will apply, as indicated. Notwithstanding the provision in A.4, the performer agrees, with respect to data generated or developed under this Agreement, the Government may, within three (3) years after completion or termination of this Agreement; require delivery of data in accordance with the terms of this Agreement.

4. March-In Rights

(a) In the event the Government chooses to exercise its March-in Rights, as defined in Article VII, Section I of this Agreement, the Performer agrees, upon written request from the Government, to deliver at no additional cost to the Government, all Data necessary to achieve practical application within sixty (60) calendar days from the date of the written request. The Government shall retain Unlimited Rights, as defined in Article I, Section B of this Agreement, to this delivered Data.

(b) To facilitate any potential deliveries, the Performer agrees to retain and maintain in good condition until three (3) years after completion or termination of this Agreement, all Data necessary to achieve practical application of any Subject Invention as defined in Article I, and Section B of this Agreement.

Marking of Data

Pursuant to Paragraph A above, any Data delivered under this Agreement shall be marked with the following legend:

Use, duplication, or disclosure is subject to the restrictions as stated in [redacted] between the Government and the Performer.

Lower Tier Agreements

The Performer shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

Article IX: FOREIGN ACCESS TO TECHNOLOGY

This Article shall remain in effect during the term of the Agreement and for five (5) years thereafter.

General

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. The controls contemplated in this Article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulations (22 C.F.R. Part 120, et seq.), DoD Manual 5220.22, Volume 2 (August 1, 2018), and the Department of Commerce's Export Administration Regulations (15 C.F.R part 730, *et seq.*).

Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions

1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, the procedures stated in subparagraphs B.2, B.3, and B.4 below shall apply to any transfer of Technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of Technology. Transfers do not include:

a. Sales of products or components; or
b. Licenses of software or documentation related to sales of products or components; or
c. Transfer to foreign subsidiaries of the Performer for purposes related to this Agreement; or
d. Transfer which provides access to Technology to a Foreign Firm or Institution which is an approved source of supply or source for the conduct of research under this Agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this Agreement.

2. The Performer shall provide timely notice to [redacted] of any proposed transfers from the Performer of Technology developed under this Agreement to Foreign Firms or Institutions. If [redacted] determines that the transfer may have adverse consequences to the national security interests of the United States, the Performer, its vendors, and [redacted] shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Performer.

3. In any event, the Performer shall provide written notice to the [redacted] and the [redacted] of any proposed transfer to a Foreign Firm or Institution at least sixty (60) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty (30) calendar days of receipt of the Performer's written notification, the [redacted] shall advise the Performer whether it consents to the proposed transfer. In cases where [redacted] does not concur or sixty (60)

calendar days after receipt and [redacted] provides no decision, the Performer may utilize the procedures under Article VI, Disputes. No transfer shall take place until a decision is rendered.

4. In the event a transfer of Technology to Foreign Firms or Institutions which is NOT approved by [redacted] takes place, the Performer shall (a) refund to [redacted] funds paid for the development of the Technology and (b) the Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice, or to have practiced on behalf of the United States, the Technology throughout the world for Government and any and all other purposes, particularly to effectuate the intent of this Agreement. Upon request of the Government, the Performer shall provide written confirmation of such licenses.

Lower Tier Agreements

The Performer shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

Article X: SAFEGUARDING CONTROLLED UNCLASSIFIED INFORMATION AND CONTROLLED TECHNICAL INFORMATION AND CYBER INCIDENT REPORTING

Background

Protection of Controlled Unclassified Information (CUI) and Controlled Technical Information (CTI) is of paramount importance to [redacted] and can directly impact the ability of [redacted] to successfully conduct its mission. Therefore, this Article requires the performer to protect CUI and CTI that resides on the performer's information systems. This article also requires the performer to rapidly report any cyber incident involving CUI or CTI.

Safeguarding CUI and CTI

The performer shall implement the version of NIST Special Publication (SP) 800-171 in effect at the time the solicitation is issued or as authorized by the Agreements Officer for CUI and CTI that resides on the performer's information systems. Consistent with NIST SP 800-171, implementation may be tailored to facilitate equivalent safeguarding measures used in the performer systems and organization. Any suspected loss or compromise of CUI or CTI that resides on the performer's information systems shall be considered a cyber-incident and require the performer to rapidly report the incident to [redacted] in accordance with paragraph C below.

Cyber Incident Reporting

Upon discovery of a cyber-incident involving CUI or CTI, the performer shall take immediate steps to mitigate any further loss or compromise. The performer shall rapidly report the incident to [redacted] and provide sufficient details of the event-including identification of detected and isolated malicious software-to enable [redacted] to assess the situation and provide feedback to the performer regarding further reporting and potential mitigation actions. The performer shall preserve and protect images of all known affected information systems and all relevant monitoring/packet capture data for at least 90 days from reporting the cyber incident to enable [redacted] to assess the cyber incident. The performer agrees to rapidly implement security measures as recommended by [redacted] and to provide to [redacted] any additionally requested information to help the Parties resolve the cyber incident and to prevent future cyber incidents.

Public Release

All information and data covered by this Article must be reviewed and approved by [redacted] prior to any public release. The [redacted] public release process is governed by [redacted]. An online form is available to support those requests at:
[redacted]

[redacted]

Lower Tier Agreements

The performer shall include this Article in all subcontracts or lower tier agreements, regardless of tier, for work performed in support of this Agreement.

Definitions

Compromise: Disclosure of information to unauthorized persons, or a violation of the security policy of a system, in which unauthorized intentional or unintentional disclosure, modification, destruction, or loss of an object, or the copying of information to unauthorized media may have occurred.

Controlled Technical Information (CTI): Technical information with military or space application that is subject to controls on the access, use, reproduction, modification, performance, display, release, disclosure, or dissemination. Controlled technical information would meet the criteria, if disseminated, for distribution statements B through F using the criteria set forth in DoD Instruction 5230.24, Distribution Statements on Technical Documents.

Controlled Unclassified Information (CUI): Unclassified information that requires safeguarding or dissemination controls, pursuant to and consistent with applicable law, regulations, and Government-wide policies. Instructions for the use, marking, dissemination, and storage of CUI can be found in DoD Instruction 5200.48, "Controlled Unclassified Information (CUI)."

Cyber Incident: Actions taken through the use of computer networks that result in a compromise or an actual or potentially adverse effect on an information system and/or the information residing therein.

Information System: A discrete set of information resources organized for the collection, processing, maintenance, use, sharing, dissemination, or disposition of information.

Rapidly Report: Report to [redacted] within 72 hours of discovery of any cyber incident.

Article XI: FOLLOW-ON PRODUCTION CONTRACTS OR OTHER TRANSACTIONS

In accordance with 10 U.S.C. § 2371b(f), the Government may award a follow-on production contract or Other Transaction (OT) to the Performer, or a recognized successor in interest to the OT, following the successful completion of this entire Agreement, as modified.

Article XII: TITLE TO AND DISPOSITION OF PROPERTY

Title to Property

No significant items of property are expected to be acquired under this Agreement. Title to each item of property acquired under this Agreement with an acquisition value of $5,000 or less shall vest in the Performer upon acquisition with no further obligation of the Parties unless otherwise determined by the [redacted]. Should any item of property with an acquisition value greater than $5,000 is required, the Performer shall obtain prior written approval of the [redacted]. Title to this property shall also vest in the Performer upon acquisition. The Performer shall be responsible for the maintenance, repair, protection, and preservation of all property at its own expense. The performer's deliverable prototype shall not be classified as property.

Disposition of Property

At the completion of the term of this Agreement, items of property with an acquisition value greater than $5,000 shall be disposed of in the following manner:

[redacted]

1. Purchased by the Performer at an agreed-upon price, the price to represent fair market value, with the proceeds of the sale being returned to [redacted]; or

2. Transferred to a Government research facility with title and ownership being transferred to the Government; or

3. Donated to a mutually agreed University or technical learning center for research purposes; or

4. Any other [redacted]-approved disposition procedure.

Article XIII: CIVIL RIGHTS ACT

This Agreement is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2000d) relating to nondiscrimination in Federally assisted programs. The Performer has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act.

Article XIV: SECURITY

The Performer shall develop and/or handle classified information in the performance of this Agreement. A DD Form 254 is currently required for this Agreement and is included under Attachment 4.

Article XV: PUBLIC RELEASE OR DISSEMINATION OF INFORMATION

(1) There shall be no dissemination or publication, except within and between the Performer and any subcontractors, of information developed under this Agreement or contained in the reports to be furnished pursuant to this Agreement without prior written approval of the [redacted] All technical reports will be given proper review by appropriate authority to determine which Distribution Statement is to be applied prior to the initial distribution of these reports by the Performer. Unclassified patent related documents are exempt from prepublication controls and this review requirement. There shall be no dissemination or publication, except within and between the Performer and any subcontractor(s), of information developed under this effort without first obtaining approval for public release from the [redacted] [redacted]. Papers prepared in response to academic requirements which are not intended for public release outside the academic institution are exempt from prepublication controls.

(2) The Performer shall submit all proposed public releases for review and approval as instructed at [redacted]. Public releases include press releases, specific publicity or advertisement, and publication or presentation, but exclude those relating to the open sourcing or licensing, sales or other commercial exploitation of products, services or technologies. In addition, articles for publication or presentation will contain a statement on the title page worded substantially as follows:

This research was, in part, funded by the U.S. Government. The views and conclusions contained in this document are those of the authors and should not be interpreted as representing the official policies, either expressed or implied, of the U.S. Government.

Article XVI: ORDER OF PRECEDENCE

In the event of any inconsistency between the terms of this Agreement and language set forth in the Attachments, the inconsistency shall be resolved by giving precedence in the following order: (1) The Agreement, and (2) all Attachments to the Agreement.

Article XVII: EXPORT CONTROL

(1) Definition. "Export-controlled items," as used in this clause, means items subject to the Export Administration Regulations (EAR) (15 CFR Parts 730-774) or the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130). The term includes:

A) "Defense items," defined in the Arms Export Control Act, 22 U.S.C. 2778 (j) (4) (A), as defense articles, defense services, and related technical data, and further defined in the ITAR, 22 CFR Part 120.

B) "Items," defined in the FAR as "commodities", "software", and "technology," terms that are alos defined in the FAR, 15 CFR 772.1.

(2) The Performer shall comply with all applicable laws and regulations regarding export-controlled items, including, but not limited to, the requirement for Performer to register with the Department of State in accordance with the ITAR. The Performer shall consult with the Department of State regarding any questions relating to compliance with the ITAR and shall consult with the Department of Commerce regarding any questions relating to compliance with the EAR.

(3) The Performer's responsibility to comply with all applicable laws and regulations regarding export controlled items exists independent of, and is not established or limited by, the information provided by this clause.

(4) Nothing in the terms of this contract adds, changes, supersedes, or waives any of the requirements of applicable Federal laws, Executive orders, and regulations, including but not, limited to-

(A) The Export Administration Act of 1979, as amended (50 U.S.C. App. 2401, et seq.);
(B) The Arms Export Control Act (22 U.S.C. 2751, et seq.);
(C) The International Emergency Economic Powers Act (50 U.S.C. 1701, et seq.);
(D) The Export Administration Regulations (15 CFR Parts 730-774);
(E) The International Traffic in Arms Regulations (22 CFR Parts 120-130); and
(F) Executive Order 13222, as extended;

(5) The Performer shall include the substance of this clause, including this paragraph (e), in all sub awards.

Article XVIII: FORCE MAJEURE

The Performer shall not be liable for delays or non-performance hereunder if such delay or nonperformance is from causes beyond the control and without the fault or negligence of the Performer or its subcontractors, and is due, directly, to fire or other casualty; act of God; pandemic; strike or labor dispute; war or other violence, or to acts of the Government in either its sovereign or contractual capacity.

Article XX: APPLICABLE LAW

United States Federal law will apply to the construction, interpretation, and resolution of any disputes arising out of or in connection with this Agreement.

Article XXI: SEVERABILITY

In the event that any one or more of the articles contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other articles of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable articles had never been contained herein, unless the deletion of such article or articles would result in such a material change so as to cause completion of the transactions contemplated herein to be unreasonable.

[redacted]

Article XXII: SURVIVAL

The articles covering Definitions, Payments, Records Retention and Government Access, Disputes, Limitation of Damages, Data Rights, Patent Rights, Foreign Access to Technology, Applicable Law, Order of Precedence, Public Release or Dissemination of Information, and Survival, shall survive the completion, termination, or expiration of this Agreement.

Article XXIII: PROHIBITION ON CONTRACTING FOR CERTAIN TELECOMMUNICATIONS AND VIDEO SURVEILLANCE SERVICES OR EQUIPMENT

(a) Definitions. As used in this clause -

Backhaul means intermediate links between the core network, or backbone network, and the small subnetworks at the edge of the network (e.g., connecting cell phones/towers to the core telephone network). Backhaul can be wireless (e.g., microwave) or wired (e.g., fiber optic, coaxial cable, Ethernet).

Covered foreign country means The People's Republic of China.

Covered telecommunications equipment or services means -

(1) Telecommunications equipment produced by Huawei Technologies Company or ZTE Corporation (or any subsidiary or affiliate of such entities);

(2) For the purpose of public safety, security of Government facilities, physical security surveillance of critical infrastructure, and other national security purposes, video surveillance and telecommunications equipment produced by Hytera Communications Corporation, Hangzhou Hikvision Digital Technology Company, or Dahua Technology Company (or any subsidiary or affiliate of such entities);

(3) Telecommunications or video surveillance services provided by such entities or using such equipment; or

(4) Telecommunications or video surveillance equipment or services produced or provided by an entity that the Secretary of Defense, in consultation with the Director of National Intelligence or the Director of the Federal Bureau of Investigation, reasonably believes to be an entity owned or controlled by, or otherwise connected to, the government of a covered foreign country.

Critical technology means-

(1) Defense articles or defense services included on the United States Munitions List set forth in the International Traffic in Arms Regulations under subchapter M of chapter I of title 22, Code of Federal Regulations;

(2) Items included on the Commerce Control List set forth in Supplement No. 1 to part 774 of the Export Administration Regulations under subchapter C of chapter VII of title 15, Code of Federal Regulations, and controlled-

(i) Pursuant to multilateral regimes, including for reasons relating to national security, chemical and biological weapons proliferation, nuclear nonproliferation, or missile technology; or

(ii) For reasons relating to regional stability or surreptitious listening;

(3) Specially designed and prepared nuclear equipment, parts and components, materials, software, and technology covered by part 810 of title 10, Code of Federal Regulations (relating to assistance to foreign atomic energy activities);

(4) Nuclear facilities, equipment, and material covered by part 110 of title 10, Code of Federal Regulations (relating to export and import of nuclear equipment and material);

(5) Select agents and toxins covered by part 331 of title 7, Code of Federal Regulations, part 121 of title 9 of such Code, or part 73 of title 42 of such Code; or

(6) Emerging and foundational technologies controlled pursuant to section 1758 of the Export Control Reform Act of 2018 (50 U.S.C. 4817).

Interconnection arrangements means arrangements governing the physical connection of two or more networks to allow the use of another's network to hand off traffic where it is ultimately delivered (e.g., connection of a

customer of telephone provider A to a customer of telephone company B) or sharing data and other information resources.

Reasonable inquiry means an inquiry designed to uncover any information in the entity's possession about the identity of the producer or provider of covered telecommunications equipment or services used by the entity that excludes the need to include an internal or third party audit.

Roaming means cellular communications services (e.g., voice, video, and data) received from a visited network when unable to connect to the facilities of the home network either because signal coverage is too weak or because traffic is too high.

Substantial or essential component means any component necessary for the proper function or performance of a piece of equipment, system, or service.

(b) Prohibition.

(1) Section 889(a)(1)(A) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2019, from procuring or obtaining, or extending or renewing a contract to procure or obtain, any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system. The Contractor is prohibited from providing to the Government any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104.

(2) Section 889(a) (1) (B) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (Pub. L. 115-232) prohibits the head of an executive agency on or after August 13, 2020, from entering into a contract, or extending or renewing a contract, with an entity that uses any equipment, system, or service that uses covered telecommunications equipment or services as a substantial or essential component of any system, or as critical technology as part of any system, unless an exception at paragraph (c) of this clause applies or the covered telecommunication equipment or services are covered by a waiver described in FAR 4.2104. This prohibition applies to the use of covered telecommunications equipment or services, regardless of whether that use is in performance of work under a Federal contract.

(c) Exceptions. This clause does not prohibit contractors from providing-

(1) A service that connects to the facilities of a third-party, such as backhaul, roaming, or interconnection arrangements; or

(2) Telecommunications equipment that cannot route or redirect user data traffic or permit visibility into any user data or packets that such equipment transmits or otherwise handles.

(d) Reporting requirement.

(1) In the event the Contractor identifies covered telecommunications equipment or services used as a substantial or essential component of any system, or as critical technology as part of any system, during contract performance, or the Contractor is notified of such by a subcontractor at any tier or by any other source, the Contractor shall report the information in paragraph (d)(2) of this clause to the Contracting Officer, unless elsewhere in this contract are established procedures for reporting the information; in the case of the Department of Defense, the Contractor shall report to the website at https://dibnet.dod.mil . For indefinite delivery contracts, the Contractor shall report to the Contracting Officer for the indefinite delivery contract and the Contracting Officer(s) for any affected order or, in the case of the Department of Defense, identify both the indefinite delivery contract and any affected orders in the report provided at https://dibnet.dod.mil

.

(2) The Contractor shall report the following information pursuant to paragraph (d) (1) of this clause:

(i) Within one business day from the date of such identification or notification: The contract number; the order number(s), if applicable; supplier name; supplier unique entity identifier (if known); supplier Commercial and Government Entity (CAGE) code (if known); brand; model number (original equipment manufacturer number, manufacturer part number, or wholesaler number); item description; and any readily available information about mitigation actions undertaken or recommended.

[redacted]

(ii) Within 10 business days of submitting the information in paragraph (d) (2) (i) of this clause: Any further available information about mitigation actions undertaken or recommended. In addition, the Contractor shall describe the efforts it undertook to prevent use or submission of covered telecommunications equipment or services, and any additional efforts that will be incorporated to prevent future use or submission of covered telecommunications equipment or services.

(e) Subcontracts. The Contractor shall insert the substance of this clause, including this paragraph (e) and excluding paragraph (b)(2), in all subcontracts and other contractual instruments, including subcontracts for the acquisition of commercial items.

(End of clause)

Article XXIV: EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the Performer and the [redacted] This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

REPORT REQUIREMENTS

[redacted] All reports required by this Agreement shall be digitally uploaded into the [redacted] in addition to any other submission requirements. The [redacted] can be accessed at [redacted]

On or before ninety (90) calendar days after the effective date of the Agreement and thereafter throughout the term of the Agreement, the Performer shall submit or otherwise provide a report. One (1) copy shall be submitted or otherwise provided to the [redacted], one (1) copy shall be submitted or otherwise provided to the [redacted] one (1) copy shall be submitted or otherwise provided to [redacted] and one (1) copy shall be digitally uploaded into the [redacted] The report will have two (2) major sections.

Technical Status Report. The technical status report will detail technical progress to date and report on all problems, technical issues, major developments, and the status of external collaborations during the reporting period.

Business Status Report. The business status report shall provide summarized details of the resource status of this Agreement, including the status of the Performer contributions. This report will include an accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations, over plus or minus 10%, shall be explained along with discussions of the adjustment actions proposed. The report will also include an accounting of any interest earned on Government funds. The Performer is reminded that interest in amounts greater than Two hundred Fifty Dollars ($250.00) per year is not expected to accrue under this Agreement. In the event that this interest does accrue on Government funds, the Performer is required to provide an explanation for the accrual in the business report. Depending on the circumstances, the Payable Milestones may require adjustment.

ANNUAL PROGRAM PLAN DOCUMENT

The Performer shall submit or otherwise provide to the [redacted] PM, and [redacted] and digitally upload into the [redacted] tool, one (1) copy each of a report which describes the Annual Program Plan as described in Article III, Section B.

SPECIAL TECHNICAL REPORTS

As agreed to by the Performer and the [redacted] the Performer shall submit or otherwise provide to the [redacted], [redacted] PM, and [redacted] and digitally upload into the [redacted] tool, one (1) copy each of special reports

on significant events such as significant target accomplishments by the Performer, significant tests, experiments, or symposia.

MILESTONE REPORTS

The Performer shall submit or otherwise provide to the [redacted] and [redacted] and digitally upload into the [redacted] tool, documentation describing the extent of accomplishment of Payable Milestones. This information shall be as required by Article V, Paragraph B and shall be sufficient for the [redacted] to reasonably verify the accomplishment of the milestone of the event in accordance with the TDD.

FINAL REPORT
(NOTE: The Final Report is included in the last Payable Milestone for the completed Agreement.)

1. The Performer shall submit or otherwise provide a Final Report making full disclosure of all major developments by the Performer upon completion of the Agreement or within sixty (60) calendar days of termination of this Agreement. One (1) copy shall be submitted or otherwise provided to the [redacted] one (1) copy shall be submitted or otherwise provided to the [redacted] one (1) copy shall be submitted or otherwise provided to the [redacted] and one (1) copy shall be submitted to the [redacted] at [redacted]. One (1) copy shall be submitted to the [redacted]

2. Prior to delivery, the Performer shall consult with the [redacted] to determine the proper distribution statement to be included on the front page of the final report in a conspicuous place.

EXECUTIVE SUMMARY

The Performer shall submit a one to two page executive-level summary of the major accomplishments of the Agreement and the benefits of using the other transactions authority pursuant to 10 U.S.C. § 2371b upon completion of the Agreement. This summary shall include a discussion of the actual or planned benefits of the technologies for both the military and commercial sectors. One (1) copy shall be submitted to the [redacted] and one (1) copy shall be digitally uploaded into the [redacted].

[redacted]

SUPPLIER REPRESENTATIONS AND CERTIFICATIONS

App cab e to a Federa orders > $30,000

INSTRUCTIONS

The [redacted] Procurement professional shall complete this section to indicate the applicability of certifications based on Prime Contract, higher-level subcontract, and/or anticipated award requirements. These Representations and Certifications are solicitation specific and may not be reused on subsequent offers by the Offeror. Offeror must use the table below to identify which sections are required for completion. Any sections identified as "All" or checked should be completed in their entirety to include subsections, as applicable. If you have any questions, please contact your [redacted] Procurement professional POC.

Prime Solicitation/Contract No.: [redacted]

Section	Applicability	Requirement Description	Exceptions
1		**General Information**	
1.1	A	Lega Ent ty Informat on	N/A
1.2	When Parent Ex sts	Parent Company	N/A
1.3	As Requ red by SOW	Secur ty Informat on	N/A
2		**General Certifications**	
2.1	A	NAICS Code and C ass f cat on	N/A
2.2	A	Ant -Lobby ng Cert f cat on (52.203-11)	<$150k
2.3	A	Certa n Te ecommun cat ons and V deo Surve ance Serv ces and Equ pment (52.204-24)	N/A
2.4	A	Debarment Cert f cat on (52.209-6)	<$35k or COTS
2.5	A	Prev ous Contracts and Comp ance Reports (52.222-22)	N/A
2.6	A	Aff rmat ve Act on Comp ance (52.222-25)	N/A
2.7	A	Cert f cat ons for the De very of Supp es	De very of serv ces on y
		Certificates	**Provision for Certification**
2.7.1	☐ 52.225-1	Buy Amer can-Supp es	52.225-2
	☐ 52.225-3 ALT	Buy Amer can-Free Trade Agreements-Israe Trade Act	52.225-4 ALT
	☐ 252.225-7001	Buy Amer can-Ba ance of Payments Program	252.225-7000
2.7.2	☐ 52.225-5	Trade Agreements	52.225-6
	☐ 252.225-7021	Trade Agreements	252.225-7020
2.8	A	Property	N/A
2.9	☐ 52.204-10	Report ng Execut ve Compensat on of F rst T er Subcontracts	<$30k
2.10	☐ 52.222-50	Combatt ng Traff ck ng n Persons	<$550k, COTS, Acqu s t on / Performance n the US
3		**Certifications for the Delivery of Services**	**Delivery of supplies only**
3.1	A	Cert f cat on of M n mum Labor Category Requ rements	FFP or Cost Re mbursab e
3.2	A	Organ zat ona Conf ct of Interest	N/A
3.3	A	Account ng System	FFP or Commerc a Item(s)/ Serv ce(s)
4	☐ **52.230-2**	**Cost Accounting Standards**	**48 CFR 9903.201-1**
5	**All >$750k & COTS Exemptions**	**Commercial Item(s) and/or Service(s)**	**Non-commercial item(s)/ service(s)**

[redacted]

SUPPLIER REPRESENTATIONS AND CERTIFICATIONS

App cab e to a Federa orders > $30,000

Certa n representat ons must be made by the Offeror and subm tted for acqu s t ons under U.S. Government Contracts. The s gnature by an author zed agent of the Offeror n the ast sect on of th s document const tutes the execut on of a app cab e representat ons & cert f cat ons. A FAR references and terms sha be used n the context as def ned by the current vers on of the FAR.

SECTION 1 – GENERAL INFORMATION					
1.1	LEGAL ENTITY NAME Houston Mechatronics, Inc.			CAGE CODE 7LK31	
	STREET ADDRESS 17146 Feathercraft Ln, Suite 450			CITY Webster	
	STATE TX	ZIP CODE +4 (US ONLY) 77598-4401	COUNTRY USA	DUNS NUMBER 079574594	
1.2	**Parent Company** Offeror sha d sc ose a parent compan es. If more deta s requ red, prov de n an attachment.				
	PARENT COMPANY NAME N/A				
	PARENT COMPANY STREET ADDRESS			CITY	
	STATE	ZIP CODE	COUNTRY	DUNS NUMBER	
1.3	**Security Information** Comp ete f the ant c pated performance nc udes secur ty requ rements per the SOW.				
	SECURITY POC NAME Reginald B Berka	PHONE 281-942-9069	FAX	EMAIL RBERKA@HOUSTONMEC HATRONICS.COM	
	PHYSICAL STREET ADDRESS ☒ SAME AS LEGAL ENTITY ADDRESS PROVIDED HEREIN			CITY	
	STATE	ZIP CODE	DOES OFFEROR REQUIRE A SPONSORED FACILITY CLEARANCE?	☒ Yes ☐ No	

SECTION 2 – GENERAL CERTIFICATIONS

2.1 NAICS Code and Classification

2.1.1 Offeror s NAICS code for the predom nance of the work contemp ated by the Offeror s proposa s: **541330;** and the associated business size standard is: **SBA**

2.1.2 Select all that apply to the Offeror us ng the SBA s sma bus ness s ze standards for the above NAICS code:

☐ Large Bus ness	☐ Se f-Cert f ed SDB	☐ Woman-Owned SB	☐ A askan Nat ve/Ind an Tr be
☒ Sma Bus ness	☐ SBA-Cert f ed SDB	☐ Veteran-Owned SB	☐ HBCU/MI
☐ Fore gn	☐ Non-Prof t	☐ Serv ce-D sab ed VOSB	☐ SBA HUBZone Cert f ed

Under 15 U S C 645(d) any person who misrepresents its size status shall (1) be punished by a fine imprisonment or both; (2) be subject to administrative remedies; and (3) be ineligible for participation in programs conducted under the authority of the Small Business Act

2.2 Certification & Disclosure Regarding Payments to Influence Certain Federal Transactions

Reference FAR 52.203.11. **Select one:**

☐ Offeror **is exempt** from cert fy ng as the ant c pated award va ue s <$150k (nc ud ng a opt ons).

☒ Offeror hereby **certifies** to the best of ts know edge and be ef that no Federa appropr ated funds have been pa d or w be pa d to any person for nf uenc ng or attempt ng to nf uence an off cer or emp oyee of any agency, a Member of Congress, an off cer or emp oyee of Congress, or an emp oyee of a Member of Congress on ts beha f n connect on w th the award ng of th s subcontract. **DISCLOSURE.** If any reg strants under the Lobby ng D sc osure Act of 1995 have made a obby ng contact on beha f of the Offeror w th respect to th s subcontract, the Offeror sha comp ete and subm t, w th ts offer, OMB Standard Form LLL, D sc osure of Lobby ng Act v t es, to prov de the name of the reg strants. The Offeror need not report regu ar y emp oyed off cers or emp oyees of the Offeror to whom payments of reasonab e compensat on were made.

2.3 Certification Regarding Certain Telecommunications and Video Surveillance Services and Equipment

Reference FAR 52.204-24

☒ The Offeror represents that t **will not** prov de covered te ecommun cat ons equ pment or serv ces to the government n the performance of any contract, subcontract or other contractua nstrument resu t ng from th s so c tat on.

☐ The Offeror represents that t **will** prov de covered te ecommun cat ons equ pment or serv ces to the government n the performance of any contract, subcontract or other contractua nstrument resu t ng from th s so c tat on.

If the Offeror has responded aff rmat ve y to above, the Offeror sha prov de the fo ow ng nformat on as part of ts offer.

- A covered te ecommun cat ons equ pment and serv ces offered (nc ude brand; mode number, such as or g na equ pment manufacturer (OEM) number, manufacturer part number, or who esa er number; and tem descr pt on, as app cab e);
- Exp anat on of the proposed use of covered te ecommun cat ons and serv ces and any factors re evant to determ n ng f such use wou d be perm ss b e under the proh b t on n paragraph (b) of 52.204-24;
- For serv ces, the ent ty prov d ng the covered te ecommun cat ons serv ces (nc ude ent ty name, un que ent ty dent f er, and Commerc a and Government Ent ty (CAGE) code, f known); and
- For equ pment, the ent ty that produced the covered te ecommun cat ons equ pment (nc ude ent ty name, un que ent ty dent f er, CAGE code, and whether ent ty was the OEM or a d str butor, f known).

2.4 Debarment Certification – Reference FAR 52.209-6. Select One:

☐ Offeror s **exempt from certification** as ts proposa s <$35k; or Offeror s proposa s for the de very of COTS tems on y as def ned by the FAR (Offeror must comp ete sect on 5).

☒ Offeror **certifies** that ne ther the organ zat on nor any of ts Pr nc pa s are present y debarred, suspended, proposed for debarment, or dec ared ne g b e for the award of contracts by any Federa agency.

2.5 Equal Opportunity: Previous Contracts and Compliance Reports – Reference FAR 52.222-22. Select one:

☒ Offeror **has** part c pated n a prev ous contract (or subcontract) subject to the Equa Opportun ty c ause of th s so c tat on and has f ed a requ red comp ance reports.

☐ Offeror **has not** part c pated n a prev ous contract or subcontract subject to the Equa Opportun ty c ause.

2.6 Affirmative Action Compliance – Reference FAR 52.222-25. **Select one:**

☒ Offeror **certifies** that t has deve oped and has on f e at each estab shment, aff rmat ve act on programs requ red by the ru es and regu at ons of the Secretary of Labor (41 CFR 60-1 and 60-2).

☐ Offeror **has not** prev ous y had contracts subject to the wr tten aff rmat ve act on programs requ rement of the ru es and regu at ons of the Secretary of Labor.

2.7 Certifications for the Delivery of Supplies.

☒ N/A. Offeror s proposa does not nc ude the de very of Supp es. **Skip to Section 2.8.**

☐ N/A. FAR 52.225-1, 3, or 5 and DFARS 252.225-7001 or 7021 are not dent f ed on the Instruct on sheet as app cab e to the so c tat on. Sk p to Sect on 2.8.

2.7.1 Buy American

☐ The tem(s) proposed meet the except on for Informat on Techno ogy that s a commerc a tem (as def ned n FAR 2.101) as spec f ed n FAR 25.103(e).

☐ The tem(s) proposed **do not** meet the except on for Informat on Techno ogy that s a commerc a tem (as def ned n FAR 2.101) as spec f ed n FAR 25.103(e). Therefore, Offeror cert f es that each tem proposed comp es w th the BAA prov s ons/c auses se ected n the nstruct ons.

☐ If app cab e, Offeror has attached cert f cate(s) n accordance w th the prov s on(s) se ected n the nstruct ons.

2.7.2 Trade Agreements

☐ The tem(s) proposed are for arms, ammun t on, or war mater a s, or purchases nd spensab e for nat ona secur ty or for nat ona defense purposes and meet the except on as spec f ed n FAR 25.401(a)(2).

☐ The tem(s) proposed are end products (as def ned n FAR 25.003) for resa e and meet the except on as spec f ed n FAR 25.401(a)(3).

☐ The Offeror s Federa Pr son Industr es, Inc. and meets the except on as spec f ed n FAR 25.401(a)(4).

☐ The tem(s) proposed **do not** meet one of the except ons sted above as spec f ed n FAR 25.401(a)(2)-(4). Therefore, Offeror cert f es that each tem proposed comp es w th the TAA prov s ons/c auses se ected n the nstruct ons.

☐ If app cab e, Offeror has attached cert f cate(s) n accordance w th the prov s on(s) se ected n the nstruct ons.

2.8 Property Se ect a that app y to Offeror s ant c pated performance:

☒ Offeror w not acqu re or be furn shed government/customer property dur ng performance. **Skip to Section 2.9.**

☐ Offeror w be furn shed government/customer equ pment, mater a or sens t ve property.

☐ Offeror w acqu re equ pment or mater a s on a cost re mbursab e bas s (CPXX or T&M) or other terms resu t ng n government/customer property (t t e vests to government/customer).

☐ Offeror w fabr cate equ pment or mater a , spec a test equ pment or spec a test equ pment.

☐ Offeror has a Government approved property management system as ev denced by an attached copy of the most recent approva etter (requ red for a approved systems).

2.9 Reporting Executive Compensation & First Tier Subcontract Awards

In accordance w th FAR 52.204-10, un ess an exempt on s c a med by the offeror, Le dos must report the tota compensat on of the f ve most h gh y compensated execut ves of f rst-t er subcontractors when the va ue of the subcontract s >$30,000. When requ red, reported data w be ava ab e on www.usaspend ng.gov.

Applicability (Select one):

☒ N/A. 52.204-10 s not dent f ed on the Instruct ons sheet as app cab e to the so c tat on. **Skip to Section 2.10.**

☐ Offeror s exempt from FAR 52.204-10 report ng requ rements because ts award s <$30k. **Skip to Section 2.10.**

☐ Le dos s exempt from report ng the ant c pated award because the Offeror s annua gross ncome from a sources n the prev ous tax year s **<u><$300k</u>**. Sk p to Sect on 2.10.

☒ The Offeror s exempt from prov d ng the r execut ve compensat on nformat on because t rece ved <$25M or <80% of ts annua gross revenues from Federa contracts (and subcontracts), oans, grants (and subgrants), cooperat ve agreements, and other forms of federa f nanc a ass stance n the r preced ng f sca year. Sk p to Sect on 2.10.

☐ The pub c has access to nformat on about the compensat on of the Offeror s execut ves through per od c reports f ed under sect on 13(a) or 15(d) of the Secur t es Exchange Act of 1934 (15 U.S.C. 78m(a), 78o(d)) or sect on 6104 of the Interna Revenue Code of 1986. Sk p to Sect on 2.10.

2.9.1 Un ess any of the above tems app y, Le dos must report the data requ red by FAR 52.204-10(d)(2). Therefore, the Offeror s requ red to enter the nformat on requ red by FAR 52.204-10(d)(3) nto the r SAM reg strat on.

☐ Offeror cert f es that the reg strat on under the fo ow ng DUNS number: ___________ n SAM s comp ete wh ch nc udes a mandatory nformat on requ red by FFATA. Offeror further agrees to ma nta n ts SAM record to be current by subm ss on of th s cert f cat on, pr or to award, dur ng performance, and through f na payment from of any resu t ng award.

2.10 Combatting Trafficking in Persons – Reference FAR 52.222-50. **Select one:**

☒ N/A. 52.222-50 s not dent f ed on the Instruct ons sheet as app cab e to the so c tat on. **Skip to Section 3.**

☐ Offeror s exempt from cert f cat on as ts ant c pated order s **<$550k**. If se ected, **Skip to Section 3.**

The ant c pated order s **>$550k**, however the Offeror s exempt from cert f cat on because:

☐ The supp es proposed are COTS (sk p to Sect on 3. Offeror must, a so, comp ete sect on 5), or

☐ A supp es or serv ces proposed w be acqu red or performed w th n the Un ted States (**Skip to Section 3**).

☐ Offeror s aware of and current y n comp ance w th a of the requ rements of 52.222-50, Combat ng Traff ck ng n Persons, to prevent any proh b ted act v t es and to mon tor, detect, and term nate a contract w th any second-t er subcontractor engag ng n proh b ted act v t es. Offeror has conducted due d gence, and cert f es that e ther ( ) To the best of the Offeror s know edge and be ef, ne ther t nor any of ts proposed agents, subcontractors, or the r agents s engaged n any such act v t es dent f ed n 52.222-50(b); or ( ) If abuses re at ng to any of the proh b ted act v t es have been found, the Offeror or proposed subcontractor has taken the appropr ate remed a and referra act ons. Further, the Offeror sha cert fy to the prev ous annua y after rece v ng an award.

SECTION 3 - CERTIFICATIONS FOR THE DELIVERY OF SERVICES

☒ N/A. Offeror s proposa does not nc ude the de very of Serv ces. (If se ected, Offeror may **Skip to Section 4.**)

3.1 Certification of Minimum Labor Category Requirements

☐ N/A. Offeror s proposa s for other than T me and Mater a s/Labor Hour or F xed Pr ce/Leve -of-Effort. **Skip to Section 3.2.**

☐ Offeror cert f es: 1) t sha ma nta n records and adhere to documented procedures for ver fy ng the educat on, emp oyment, cens ng and/or profess ona cert f cat on background of a emp oyees nc ud ng emp oyees des gnated to perform on a subcontract resu t ng from th s RFP; 2) t sha ma nta n records of a emp oyee background ver f cat ons perform ng under the ant c pated subcontract and such documented ver f cat ons w be prov ded to Le dos mmed ate y upon request; and 3) that any nd v dua proposed or b ed to Le dos sha meet the m n mum abor category requ rements requ red by the so c tat on and resu t ng subcontract.

3.2 Organizational Conflict of Interest

Th s cert f cat on s requ red to ensure OCIs do not ex st for the ant c pated performance of the award; or that any potent a OCI s dent f ed, neutra zed or m t gated when necessary. **Select one:**

☒ Offeror hereby cert f es that Offeror s performance of ts ob gat ons under any subcontract that may be ssued as a resu t of th s RFP w not be b ased because of ts f nanc a , contractua , organ zat ona or other nterests wh ch re ate to the proposed work; Offeror w be ab e to render mpart a , techn ca y sound, and object ve ass stance or adv ce; and Offeror w not obta n any unfa r compet t ve advantage over other part es by v rtue of ts performance of the proposed subcontract.

☐ Offeror hereby cert f es that the c rcumstances as to why Offeror cannot make the forego ng "OCI Representat on" cert f cat on are fu y d sc osed on the attached page(s) and ref ect: The category of conf ct (organ zat ona , contractua , and/or f nanc a); The company, agency, organ zat on n wh ch you have a past, present, or current y p anned nterest or act v ty (f nanc a , contractua , organ zat ona , or otherw se); A br ef descr pt on of re at onsh p; A per od of re at onsh p; and the extent of re at onsh p (e.g., va ue of f nanc a nterest of work; percent of tota ho d ngs, tota work)

3.3 Accounting System

The nformat on co ected for th s cert f cat on sha determ ne adequacy of Offeror s Account ng System n accordance w th FAR 52.216-7 and 252.242-7006, and e g b ty for award of a cost-re mbursement or a t me-and-mater a s type subcontract where nd rect rates w app y. Comp ete a subsect ons by se ect ng a that app y to the current state of Offeror s account ng system:

Applicability (Select one):

☐ Offeror s proposa nc udes the de very of serv ces but s contemp ated as a F rm F xed Pr ce or Labor-Hour (e.g., **no** ant c pated trave , mater a , etc.) type subcontract or s for commerc a tems/serv ces (Offeror must comp ete Sect on 5) award. **Skip to Section 4.**

☐ Offeror s proposa does not qua fy for e ther of the aforement oned exempt ons and w be requ red to comp ete subsect ons 3.3.1 and 3.3.2 (see nstruct ons n 3.3.2 be ow).

☐ Offeror s proposa nc udes the de very of serv ces and s contemp ated as a T me and Mater a type subcontract. However, Offeror e ther s not current on subm ss on of Incurred Cost Subm ss ons requ red by FAR 52.216-7 or does not have an adequate account ng system (.e., prov ded ev dence of government approva) and therefore Offeror acknow edges that nd rect burdens may not be app ed to any ODCs n the resu tant subcontract. **Skip to Section 4.**

3.3.1 Incurred Cost Submission Compliance 52.216-7. Select & complete to certify:

☒ Offeror s current and subm ts, at east on an annua bas s, ncurred cost proposa s to the appropr ate Government aud t ng agency as prov ded be ow. Further, Offeror w ma nta n comp ance w th FAR 52.216-7 subm ss ons of ncurred cost proposa s for each f sca year dur ng performance where app cab e nd rect rates are app ed to b ngs. Offeror sha mmed ate y adjust any b ngs to Le dos upon rece pt of any app cab e rate adjustments made by the cogn zant aud t ng agency. The ncurred cost proposa s w be subm tted to:

Agency Name:	DCAA
Agency Address:	12650 Featherwood Dr, Su te 250, Houston, TX 77034
Aud tor Name:	Ch Hoang
Aud tor Phone:	281-464-1800
Aud tor Ema :	ch .hoang@dcaa.m

3.3.2 Accounting System Approval Status

☒ Offeror s account ng system has been approved (or deemed adequate) by a Government agency w th n the ast 3 years and the system rema ns n an "Approved" status. Offeror sha attach a copy of the aforement oned approva and/or system approva etter(s) w th subm tta of th s th s form. If system s approved and approva s prov ded, **Skip to Section 4.**.

☐ Offeror s account ng system has been approved (or deemed adequate) by a Government agency, but the approva etter s > 3 years, Offeror sha prov de a copy of the approva etter and the Offeror s requ red to comp ete subsect on 3.3.3.

3.3.3 Accounting System Checklist (A e ements must be se ected to estab sh adequacy of Offeror s system)

☒ Offeror s Account ng System s current y n fu operat on and prov des for:

- Proper segregat on of d rect costs from nd rect costs; and dent f cat on and accumu at on of d rect costs by contract;
- A og ca and cons stent method for the a ocat on of nd rect costs to ntermed ate and f na cost object ves (a contract s a f na cost object ve);

- Accumu at on of costs under genera edger contro ; and reconc at on of subs d ary cost edgers and cost object ves to genera edger;
- Approva and documentat on of adjust ng entr es; and management rev ews or nterna aud ts of the system to ensure comp ance w th estab shed po c es, procedures, and account ng pract ces;
- A t mekeep ng system that dent f es emp oyees abor by ntermed ate or f na cost object ves; and a abor d str but on system that charges d rect and nd rect abor to appropr ate cost object ves;
- Inter m (at east month y) determ nat on of costs charged to a contract through rout ne post ng of books of account;
- Exc us on from costs charged to government contracts of amounts, wh ch are not a owab e n terms of FAR 31, Contract Cost Pr nc p es and Procedures, or other contract prov s ons;
- Ident f cat on of costs by contract ne tem and by un ts (as f each un t or ne tem were a separate contract) f requ red by the proposed contract;
- Segregat on of preproduct on costs from product on costs f product on costs are app cab e to Offeror s organ zat on; or product on costs are not app cab e to Offeror s organ zat on;
- Cost account ng nformat on requ red by contract c auses concern ng m tat on of cost (FAR 52.232-20 and 22); m tat on on payments (FAR 52.216-16); or a owab e cost and payment (FAR 52.216-7); nformat on to read y ca cu ate nd rect cost rates from the books of accounts; and nformat on requ red to support requests for progress payment;
- B ngs that can be reconc ed to the cost accounts for both current and cumu at ve amounts c a med and comp y w th subcontract terms; and prov de t me y not f cat on to Le dos of overpayments/ underpayments;
- Adequate, re ab e data for use n pr c ng fo ow-on acqu s t ons;
- Segregat on of ncurred costs that may be non-b ab e because the costs may not meet spec f ed cr ter a; and dent f es costs that requ re spec f c approva s (spec a purchases, overt me, etc.);
- Adjust ng subm ss ons for f na rates or nd rect b ng rates that d ffer from the b ed rates; and
- Account ng pract ces n accordance w th standards promu gated by the Cost Account ng Standards Board, f app cab e, otherw se, Genera y Accepted Account ng Pr nc p es.

SECTION 4 - CAS CERTIFICATIONS

4.1 CAS EXEMPTIONS. Se ect one of the be ow (f app cab e. If an exempt on app es, Offeror s to **Skip to section 5**)

☐ Ant c pated award s a negot ated type subcontract <$2M

☒ Offeror s a sma bus ness concern under the perform ng NAICS code 541330

☐ Proposed pr ce s set by aw or regu at on

☐ Proposed pr c ng s for commerc a tems on y as def ned by FAR 2.101 **(Offeror must complete Section 5)**

☐ <$7.5M (tota va ue nc ud ng opt ons) and at the t me of award, Offeror s bus ness un t w not current y be perform ng any CAS-covered contracts or subcontracts va ued at >$7.5M

☐ Ant c pated award w be F rm-f xed-pr ce and awarded on the bas s of adequate pr ce compet t on w thout subm ss on of cost or pr c ng data

☒ **Certificate of Monetary Exemption.** The Offeror hereby cert f es that the Offeror, together w th a d v s ons, subs d ar es, and aff ates under common contro , d d not rece ve net awards of negot ated pr me contracts and subcontracts subject to CAS tota ng $50 m on or more n the cost account ng per od mmed ate y preced ng the per od n wh ch th s proposa was subm tted. The Offeror further cert f es that f such status changes before an award resu t ng from th s proposa , the Offeror w adv se the Contract ng Off cer mmed ate y.

☐ **Certificate of Interim Exemption.** The Offeror hereby cert f es that ( ) the Offeror f rst exceeded the monetary exempt on for d sc osure, as def ned above, n the cost account ng per od mmed ate y preced ng the per od n wh ch th s offer was subm tted and ( ) n accordance w th 9903.202-1, the Offeror s not yet requ red to subm t a D sc osure Statement. The Offeror further cert f es that f an award resu t ng from th s proposa has not been made w th n 90 days after the end of that per od, the Offeror w mmed ate y subm t a rev sed cert f cate to the Contract ng Off cer, n the form spec f ed under subparagraph (c)(1) or (c)(2) of Part (1) of th s prov s on, as appropr ate, to ver fy subm ss on of a comp eted D sc osure Statement. CAUTION: Offeror current y requ red to d sc ose because they were awarded a CAS-covered pr me contract or subcontract of $50 m on or more n the current cost account ng per od may not c a m th s exempt on. Further, the exempt on app es on y n connect on w th proposa s subm tted before exp rat on of the 90-day per od fo ow ng the cost account ng per od n wh ch the monetary exempt on was exceeded.

SECTION 4 - CAS CERTIFICATIONS

4.2 DISCLOSURE STATEMENT – COST ACCOUNTING PRACTICES AND CERTIFICATIONS 52.230-1

Cost Account ng Standards sha app y to any negot ated subcontract not exempt n accordance w th 48 CFR 9903.201–1(b). Offeror sha exam ne each part and prov de the requested nformat on n order to determ ne Cost Account ng Standards (CAS) requ rements app cab e to any resu tant subcontract. Any Offeror subm tt ng a proposa that, f accepted, w resu t n a subcontract subject to the requ rements of 48 CFR, chapter 99, must, as a cond t on of contract ng, subm t a D sc osure Statement as requ red by 9903.202. When requ red, the D sc osure Statement must be subm tted as a part of the Offeror's proposa under th s so c tat on un ess the Offeror has a ready subm tted a D sc osure Statement d sc os ng the pract ces used n connect on w th the pr c ng of th s proposa . If an app cab e D sc osure Statement has a ready been subm tted, the Offeror may sat sfy the requ rement for subm ss on by prov d ng the nformat on requested n paragraph (c) of Part (1) of th s prov s on.

Caution: In the absence of spec f c regu at ons or agreement, a pract ce d sc osed n a D sc osure Statement sha not, by v rtue of such d sc osure, be deemed to be a proper, approved, or agreed-to-pract ce for pr c ng proposa s or accumu at ng and report ng contract performance cost data.

Select one as applicable to Offeror's Disclosure Statement:

☐ **Certificate of Concurrent Submission of Disclosure Statement.** The Offeror hereby cert f es that, as a part of the offer, cop es of the D sc osure Statement have been subm tted as fo ows: ( ) Or g na and one copy to the cogn zant Adm n strat ve Contract ng Off cer (ACO) or cogn zant Federa agency off c a author zed to act n that capac ty, as app cab e, and ( ) one copy to the cogn zant Federa aud tor. D sc osure must be on Form No. CASB DS-1 or CASB DS-2, as app cab e. Forms may be obta ned from the cogn zant ACO or cogn zant Federa agency off c a act ng n that capac ty and/or from the oose eaf vers on of the Federa Acqu s t on Regu at on. The Offeror further cert f es that the pract ces used n est mat ng costs n pr c ng th s proposa are cons stent w th the cost account ng pract ces d sc osed n the D sc osure Statement.

Date of Disclosure Statement: ____________________

Name of Federal Official: ____________________

Address where filed: ____________________

____

☐ **Certificate of Previously Submitted Disclosure Statement.** The Offeror cert f es that the pract ces used n est mat ng costs n pr c ng th s proposa are cons stent w th the cost account ng pract ces d sc osed n the app cab e D sc osure Statement. The Offeror hereby cert f es that the requ red D sc osure Statement was f ed as fo ows:

Date of Disclosure Statement: ____________________

Name of Federal Official: ____________________

Address where filed: ____________________

____

4.3 COST ACCOUNTING STANDARDS—ELIGIBILITY FOR MODIFIED CONTACT COVERAGE 52.230-1

If the Offeror s e g b e to use the mod f ed prov s ons of 9903.201-2(b) and e ects to do so, the Offeror sha nd cate by check ng the box be ow. Check ng the box be ow sha mean that the resu tant subcontract s subject to the D sc osure and Cons stency of Cost Account ng Pract ces c ause n eu of the Cost Account ng Standards c ause. If the Offeror s an educat ona nst tut on, th s subsect on does not app y un ess the contemp ated subcontract w be subject to fu or mod f ed CAS coverage pursuant to 48 CFR 9903.201-2(c)(5) or 9903.201-2(c)(6), respect ve y. Se ect one

☒ **Disclosure and Consistency of Cost Accounting Practices.** The Offeror hereby c a ms an exempt on from the Cost Account ng Standards c ause under the prov s ons of 9903.201-2(b) and cert f es that the Offeror s e g b e for use of the D sc osure and Cons stency of Cost Account ng Pract ces c ause because dur ng the cost account ng per od mmed ate y preced ng the per od n wh ch th s proposa was subm tted, the Offeror rece ved ess than $50 m on n awards of CAS-covered pr me contracts and subcontracts. The Offeror further cert f es that f such status changes before an award resu t ng from th s proposa , the Offeror w adv se Le dos mmed ate y.

CAUTION: Offeror may not c a m the th s e g b ty for mod f ed contract coverage f th s proposa s expected to resu t n the award of a CAS-covered contract of $50 m on or more or f, dur ng ts current cost account ng per od, the Offeror has been awarded a s ng e CAS-covered pr me contract or subcontract of $50 m on or more.

☐ **Modified Cost Accounting Standards Coverage by an Educational Institution.** Offeror hereby cert f es t s an educat ona nst tut on that w not use a Federa y Funded Research and Deve opment Center (FFRDC) operated by t to perform the work for th s contract. Offer further cert f es t s an educat ona nst tut on e g b e for coverage under CFR 9903.201-2 (c). CAS coverage sha be pursuant to FAR 52.230-5 rather than FAR 52.230-2.

☐ **Modified Cost Accounting Standards Coverage by a Foreign Concern.** Offeror hereby cert f es ts e g b ty for exempt on from CAS Coverage as a fore gn concern. Any resu tant subcontract sha comp y w th CAS Standards found n 48 CFR 9904.401 and 48 CFR 9904.402. Offeror sha d sc ose actua cost account ng pract ces, and fo ow cons stent y d sc osed and estab shed cost account ng pract ces. CAS coverage sha be pursuant to FAR 52.230-4.

4.4 ADDITIONAL COST ACCOUNTING STANDARDS APPLICABLE TO EXISTING CONTRACTS 52.230-1

The Offeror sha nd cate be ow whether award of the contemp ated subcontract wou d, n accordance w th subparagraph (a)(3) of the Cost Account ng Standards c ause, requ re a change n estab shed cost account ng pract ces affect ng ex st ng contracts and subcontracts.

☐ Yes

☒ No

4.5 PROPOSAL DISCLOSURE – COST ACCOUNTING PRACTICE CHANGES 52.230-7

The subcontract award w resu t n a requ red or un atera change n Offeror s cost account ng pract ce, nc ud ng un atera changes requested to be des rab e changes.

☐ Yes. The Offeror sha (1) Prepare the pr ce proposa n response to the so c tat on us ng the changed pract ce for the per od of performance for wh ch the pract ce w be used; and (2) Subm t a descr pt on of the changed cost account ng pract ce to the Contract ng Off cer and the Cogn zant Federa Agency Off c a as pr c ng support for the proposa .

☒ No

SECTION 5 – COMMERCIAL ITEM CERTIFICATION

5.1 When the proposa s >$750,000 or the Offeror s c a m ng exempt on to the Debarment or Traff ck ng n Persons cert f cat on requ rements because the Offeror s prov d ng COTS tems, Offeror sha make an assert on for whether the tems/serv ces proposed meet the fo ow ng FAR Part 2.101 def n t on(s).

☒ N/A, proposed tem(s) and/or serv ce(s) are non commerc a

When proposed tem(s) and/or serv ce(s) are be ng asserted as commerc a , Offeror must check the box that most c ose y app es <u>and</u> sha prov de techn ca data for tems asserted as s m ar to, or commerc a tems that are "of a type" or requ r ng m nor mod f cat ons:

"Commercial Item" Means-

☐ (1) Any tem, other than rea property, that s of a type customar y used by the genera pub c or by non governmenta ent t es for purposes other than governmenta purposes, and

- ( ) Has been so d, eased, or censed to the genera pub c; or
- ( ) Has been offered for sa e, ease, or cense to the genera pub c;

☐ (2) Any tem that evo ved from an tem descr bed n paragraph (1) of th s def n t on through advances n techno ogy or performance and that s not yet ava ab e n the commerc a marketp ace, but w be ava ab e n the commerc a marketp ace n t me to sat sfy the de very requ rements under a Government so c tat on;

☐ (3) Any tem that wou d sat sfy a cr ter on expressed n paragraphs (1) or (2) of th s def n t on, but for

- ( ) Mod f cat ons of a type customar y ava ab e n the commerc a marketp ace; or
- ( ) M nor mod f cat ons of a type not customar y ava ab e n the commerc a marketp ace made to meet Federa Government requ rements. M nor mod f cat ons means mod f cat ons that do not s gn f cant y a ter the nongovernmenta funct on or essent a phys ca character st cs of an tem or component, or change the purpose of a process. Factors to be cons dered n determ n ng whether a mod f cat on s m nor nc ude the va ue and s ze of the mod f cat on and the comparat ve va ue and s ze of the f na product. Do ar va ues and percentages may be used as gu deposts, but are not conc us ve ev dence that a mod f cat on s m nor;

☐ (4) Any comb nat on of tems meet ng the requ rements of paragraphs (1), (2), (3), or (5) of th s def n t on that are of a type customar y comb ned and so d n comb nat on to the genera pub c;

☐ (5) Insta at on serv ces, ma ntenance serv ces, repa r serv ces, tra n ng serv ces, and other serv ces f

- ( ) Such serv ces are procured for support of an tem referred to n paragraph (1), (2), (3), or (4) of th s def n t on, regard ess of whether such serv ces are prov ded by the same source or at the same t me as the tem; and
- ( ) The source of such serv ces prov des s m ar serv ces contemporaneous y to the genera pub c under terms and cond t ons s m ar to those offered to the Federa Government;

☐ (6) Serv ces of a type offered and so d compet t ve y n substant a quant t es n the commerc a marketp ace based on estab shed cata og or market pr ces for spec f c tasks performed or spec f c outcomes to be ach eved and under standard commerc a terms and cond t ons. For purposes of these serv ces

- ( ) "Cata og pr ce" means a pr ce nc uded n a cata og, pr ce st, schedu e, or other form that s regu ar y ma nta ned by the manufacturer or vendor, s e ther pub shed or otherw se ava ab e for nspect on by customers, and states pr ces at wh ch sa es are current y, or were ast, made to a s gn f cant number of buyers const tut ng the genera pub c; and

( ) "Market pr ces" means current pr ces that are estab shed n the course of ord nary trade between buyers and se ers free to barga n and that can be substant ated through compet t on or from sources ndependent of the offerors.

☐ (7) Any tem, comb nat on of tems, or serv ce referred to n paragraphs (1) through (6) of th s def n t on, notw thstand ng the fact that the tem, comb nat on of tems, or serv ce s transferred between or among separate d v s ons, subs d ar es, or aff ates of a contractor; or

☐ (8) A non deve opmenta tem, f t s determ ned the tem was deve oped exc us ve y at pr vate expense and so d n substant a quant t es, on a compet t ve bas s, to mu t p e State and oca governments or to mu t p e fore gn governments..

"Commercially available off-the-shelf (COTS)" item—

☐ (1) Means any tem of supp y (nc ud ng construct on mater a) that s

( ) A commerc a tem (as def ned n paragraph (1) of the def n t on n th s sect on);

( ) So d n substant a quant t es n the commerc a marketp ace; and

( ) Offered to the Government, under a contract or subcontract at any t er, w thout mod f cat on, n the same form n wh ch t s so d n the commerc a marketp ace; and

(2) Does not nc ude bu k cargo, as def ned n 46 U.S.C. 40102(4), such as agr cu tura products and petro eum products.

CERTIFICATION

By submission of the foregoing certifications, I am attesting to the accuracy of the information contained in all sections herein. I understand that products and/or services offered are in support of the United States Government and I may be subject to penalties imposed by the United States Government if I misrepresent any of the representations or certifications herein. Under 15 U.S.C. 645(d), any person who misrepresents its size status shall (1) be punished by a fine, imprisonment or both; (2) be subject to administrative remedies; and (3) be ineligible for participation in programs conducted under the authority of the Small Business Act. Offeror further acknowledges that [redacted] shall rely on the information provided and any misrepresentation may result in Offeror's termination. If at any time during proposal submission and/or performance (through subcontract closeout), any representative of the Offeror's organization learns that the responses provided herein were erroneous when submitted or has become erroneous by reason of changed circumstances, Offeror is required to update its certifications immediately and submit to the [redacted] cognizant Contractual representative of the order.

NAME OF PERSON AUTHORIZED TO BIND OFFEROR **REGINALD B. BERKA**	SIGNATURE OF PERSON AUTHORIZED TO BIND OFFEROR x Reginald B. Berka
TITLE **CHIEF OPERATING OFFICER**	
EMAIL ADDRESS **RBERKA@HOUSTONMECHATRONICS.COM**	
TELEPHONE NUMBER **281-942-9069**	DATE **JULY 28, 2021** Date shall be not exceed 1 year prior to award.

ATTACHMENTS (Please check all applicable boxes)

Based on the responses to the foregoing certifications, the following are among the possible required attachments:

☐ Supp ementa Parent Company Informat on

☐ Commerc a Item Cert f cat on Support

☒ Account ng and/or System Approva Letters

☐ Cert f cat ons for the De very of Supp es